Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
among
CDM RESOURCE MANAGEMENT, LTD.,
THE PARTNERS THEREOF,
AS LISTED ON THE SIGNATURE PAGES HEREOF,
REGENCY ENERGY PARTNERS LP
and
ADJHR, LLC
Dated as of December 11, 2007

 i

EXHIBITS

Exhibit A	List of Partners of CDM
Exhibit B	Form of Escrow Agreement (Escrowed Units)
Exhibit C	Form of Opinion of Andrews Kurth LLP
Exhibit D	Form of Opinion of Thompson & Knight LLP
Exhibit E	Term Sheet for Employment Agreement of Randall Dean
Exhibit F	Term Sheet for Employment Agreement of Randall Craft
Exhibit G	Term Sheet for Employment Agreement of David Marrs
Exhibit H	Form of Registration Rights Agreements
Exhibit I	Form of Lock-up Agreement
Exhibit J	Form of Amendment No. 3 to Regency Partnership Agreement
Exhibit K	Form of Breakage Fee Escrow Agreement (Deposit)

GLOSSARY OF DEFINED TERMS

Defined Terms	Where Defined
Affiliate	Section 10.9(b)
Agent	Section 5.10
Aggregate Cash Consideration	Section 1.6(b)(i)
Aggregate Unit Consideration	Section 1.6(b)(ii)
Agreement	Preamble
Allowed Debt Amount	Section 1.6(b)(iii)
Antitrust Laws	Section 5.2(c)
Applicable Laws	Section 3.5(a)
Breakage Fee	Section 6.4
Breakage Fee Escrow Agreement	Section 6.4
Business Day	Section 10.9(c)
CDM	Preamble
CDM Benefit Plans	Section 3.11(a)
CDM Disclosure Letter	Article 3
CDM Material Adverse Effect	Section 10.9(d)
CDM Material Contracts	Section 3.18(a)
CDM Partnership Agreement	Section 3.6(a)
CDM Permits	Section 3.5(b)
CDM Real Property	Section 3.5(c)
CDMR Holdings	Section 3.4
Certificate of Merger	Section 1.2
Claim	Section 1.9
Claim Notice	Section 1.9
Class D Common Units	Section 1.6(b)(iv)
Closing	Section 1.2
Closing Date	Section 1.2
Closing Indebtedness	Section 5.12(d)
Code	Section 3.10(g)(i)
Common Units	Section 1.6(b)(iv)
Compression Operating Lease	Section 5.12(d)
Confidentiality Agreement	Section 5.3
Control	Section 10.9(e)
Damages	Section 8.2(a)(i)
De Minimis Partner Losses	Section 8.3(b)(ii)
De Minimis Regency Losses	Section 8.2(b)(ii)
Discounted Average Price	Section 1.6(b)(v)
DLLCA	Recitals
Effective Time	Section 1.2
Employment Agreements	Section 1.10(f)
Enumerated Actions	Section 5.1(r)
Environmental Laws	Section 3.13(a)
ERISA	Section 3.11(a)

 v

Defined Terms	Where Defined
ERISA Affiliate	Section 3.11(b)
Escrow Agent	Section 1.9
Escrow Agreement	Section 1.9
Escrow Fund	Section 1.9
Escrowed Units	Section 1.9
Exchange Act	Section 4.6(a)
Final Purchase Price	Section 1.6(a)
Financial Statements	Section 3.7(a)
GAAP	Section 3.6(c)
Governmental Agency	Section 3.5(b)
Hazardous Materials	Section 3.13(b)
HSR Act	Section 3.6(b)
Indebtedness	Section 3.18(a)
knowledge	Section 10.9(a)
Liens	Section 2.2
Lock-up Agreement	Section 1.11(g)
Market Price	Section 1.9
Merger	Recitals
Merger Consideration	Section 1.5(b)
Merger Sub	Preamble
Most Recent Balance Sheet	Section 3.7(a)
Objection Notice	Section 1.9
Partner	Preamble
Partners	Preamble
Partner Claim Notice	Section 6.4
Partner Indemnified Parties	Section 8.3(a)
Partner Specified Representations	Section 8.1(a)(i)
Partners’ Threshold	Section 8.2(b)(ii)
Partnership Interests	Section 3.3
Party	Preamble
Parties	Preamble
Partnership Agreement Amendment	Section 1.6(b)(iv)
Payoff Amount	Section 5.12(d)
Payoff Letters	Section 5.12(d)
Permitted Liens	Section 3.21(b)
Person	Section 10.9(f)
Per Partnership Interest Cash Consideration	Section 1.6(b)(vi)
Per Partnership Interest Unit Consideration	Section 1.6(b)(vii)
Pre-Closing Period	Section 9.1(a)
Proposal	Section 5.10
Regency	Preamble
Regency Disclosure Letter	Article 4
Regency Indemnified Parties	Section 8.2(a)
Regency Letter Agreement	Section 10.3
Regency Material Adverse Effect	Section 10.9(g)

Defined Terms	Where Defined
Regency Objection Notice	Section 6.4
Regency Partnership Agreement	Section 1.6(b)(iv)
Regency Party	Section 8.2(d)
Regency Permits	Section 4.4(b)
Regency Real Property	Section 4.4(c)
Regency Reports	Section 4.6(a)
Regency Representatives	Section 5.3
Regency Specified Representations	Section 8.1(a)(i)
Regency Tax Representations	Section 8.1(a)(i)
Regency Threshold	Section 8.3(b)(ii)
Registration Rights Agreements	Section 1.10(g)
Regulatory Filings	Section 3.6(b)
Required Units	Section 5.17
SEC	Section 4.6(a)
Securities Act	Section 5.9(a)
Straddle Period	Section 9.1(a)
Subsidiary	Section 10.9(h)
Survival Period	Section 8.1(a)
Surviving Company	Section 1.1
Tax	Section 3.10(g)(ii)
Tax Claim	Section 9.3(a)
Tax Records	Section 3.10(g)(iv)
Tax Returns	Section 3.10(g)(v)
Taxes	Section 3.10(g)(ii)
Taxing Authority	Section 3.10(g)(iii)
TBOC	Recitals
Termination Date	Section 7.2(a)
Transaction Documents	Section 10.9(i)
Transfer Taxes	Section 9.6

AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 11, 2007, is by and among CDM Resource Management, Ltd., a Texas limited partnership (“CDM”), each of the partners of CDM, as identified on Exhibit A hereto (each a “Partner” and collectively the “Partners”), Regency Energy Partners LP, a Delaware limited partnership (“Regency”), and ADJHR, LLC, a Delaware limited liability company and an indirect wholly owned Subsidiary of Regency (“Merger Sub”) (each of the foregoing a “Party” and collectively the “Parties”).
RECITALS:
     A. The general partner of Regency and all of the partners of CDM have approved this Agreement whereby CDM will merge with and into Merger Sub (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement.
     B. As a result of the Merger, and in accordance with the Texas Business Organizations Code (the “TBOC”) and the Delaware Limited Liability Company Act (the “DLLCA”), the issued and outstanding partnership interests in CDM shall be converted into the right to receive the Merger Consideration as set forth herein.
     C. The Parties intend for the Merger to qualify as a tax-free transaction under Section 721 of the Code, other than with respect to the cash portion of the Merger Consideration.
AGREEMENT
     In consideration of the mutual promises contained herein, the benefits to be derived by each Party hereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE 1
THE MERGER; CLOSING
     Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in Article 6, and in accordance with the Applicable Laws, at the Effective Time, CDM shall be merged with and into Merger Sub. The Merger shall have the effects specified herein and in the TBOC and the DLLCA. As a result of the Merger, the separate partnership existence of CDM shall cease and Merger Sub shall continue as the surviving entity of the Merger (the “Surviving Company”), and as an indirect wholly owned Subsidiary of Regency.
     Section 1.2 Effective Time; Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Andrews Kurth LLP in Houston, Texas, at 8:00 a.m., Houston, Texas time, or such other place and time as CDM and Regency shall agree, on January 31, 2008, or on such earlier date (but not before January 2, 2008) as may be determined by Regency upon not less than two Business Days’ notice to CDM, provided that, at the time of such notice, all of the conditions set forth in Article 6 have then been satisfied or waived (other than with respect to the delivery of the certificates described in Sections 6.2(c) and 6.3(c), which are to be delivered at Closing). The date of the Closing is herein called the “Closing Date”. Immediately following the Closing, and on the Closing Date, the Parties shall cause the Merger to be consummated by duly filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of each of the State of Texas and the State of Delaware in such form as is required by, and executed in accordance with the relevant provisions of, Applicable Laws of the State of Texas and the State of Delaware (the date and time of such filing being the “Effective Time”) and as mutually agreed to by CDM and Regency. .
     Section 1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the Applicable Laws of the State of Texas and the State of Delaware. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the real estate, property, rights, privileges, powers, franchises and other assets of CDM and Merger Sub shall vest in the Surviving Company, and all debts, liabilities, obligations and duties of CDM and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Company.
     Section 1.4 Governing Instruments; Directors and Officers of the Surviving Company.
     (a) The certificate of formation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of formation of the Surviving Company until duly amended in accordance with its terms and Applicable Laws, except that in connection with the Merger the name of the Surviving Company may be changed to a name utilizing “CDM”, including CDM Resource Management.
     (b) The limited liability company agreement of Merger Sub, as in effect immediately prior to the Effective Time, shall be the limited liability company agreement of the Surviving Company until duly amended in accordance with its terms and Applicable Laws, except that in connection with the Merger the name of the Surviving Company may be changed to a name utilizing “CDM”, including CDM Resource Management.
     (c) The directors and officers of Merger Sub at the Effective Time shall be the initial directors and officers, respectively, of the Surviving Company from the Effective Time until their respective successors have been duly elected or appointed in accordance with the certificate of formation and limited liability company agreement of the Surviving Company and Applicable Laws.
     Section 1.5 Conversion of Securities.
     (a) At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, each member interest of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and continue as a member interest of the Surviving Company.
     (b) At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, CDM or the holders of any of the Partnership Interests, the issued and outstanding Partnership Interest held by a Partner immediately prior to the Effective

Time shall be canceled and shall be converted automatically into the right to receive, subject to the other terms and conditions of this Agreement, (i) the Per Partnership Interest Cash Consideration and (ii) the Per Partnership Interest Unit Consideration issuable to the holder of such Partnership Interest (and cash in lieu of fractional Class D Common Units in accordance with Section 1.7) (collectively, the “Merger Consideration”). From and after the Effective Time, the holders of Partnership Interests outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Partnership Interests except for the right to receive the Merger Consideration in respect of such Partnership Interests and except as otherwise provided herein or by Applicable Laws. At the Effective Time, the transfer books of CDM shall be closed and, thereafter, there shall be no further registration of transfers of partnership interests of CDM on the records of CDM.
     Section 1.6 Acquisition Price.
     (a) The aggregate consideration to be received by the Partners in the Merger shall consist of the sum (the “Final Purchase Price”) of (x) $655,000,000 less (y) the amount by which (i) the Payoff Amount exceeds (ii) the Allowed Debt Amount and less (z) the aggregate of all costs and expenses payable by CDM that are associated with the proposed initial public offering of units of CDM Resource Partners, L.P. and that were not paid as of November 1, 2007. Such aggregate consideration shall be payable in cash and Class D Common Units upon the terms and subject to the conditions set forth in this Agreement.
     (b) For purposes of this Agreement, each of the following terms has the meaning set forth below:
     (i) “Aggregate Cash Consideration” means $450,000,000 less (x) the amount by which (i) the Payoff Amount exceeds (ii) the Allowed Debt Amount and less (y) the aggregate of all costs and expenses payable by CDM that are associated with the proposed initial public offering of units of CDM Resource Partners, L.P. and that were not paid as of November 1, 2007.
     (ii) “Aggregate Unit Consideration” means the number of Class D Common Units, rounded down to the nearest whole number, resulting from the quotient obtained by dividing (x) $205,000,000 by (y) the Discounted Average Price.
     (iii) “Allowed Debt Amount” means the aggregate principal amount of borrowings made after October 31, 2007 under CDM’s revolving credit facility, existing as of the date of this Agreement (as same may be amended or modified prior to Closing in accordance with the terms of this Agreement), to acquire inventory, compressor package components and compressor units (including packaging fees) or otherwise for CDM’s working capital and general business purposes in the ordinary course of business, in each case consistent with past practice, and which borrowings remain outstanding as of the Closing Date, to the extent the aggregate principal amount of such borrowings does not exceed the sum of (A) $15,000,000 plus (B) for the month of December, the product equal to (x) $483,871 multiplied by (y) the number of days from and after, but not including, November 30, 2007 until, but not including, the Closing Date, or if the Closing Date does not occur in December then until and including December 31, 2007, plus (C) if the Closing has not occurred on or before December 31, 2007 then for each calendar month during 2008 commencing before Closing occurs, an amount equal to $5,000,000 plus an amount equal to the product of (x) $416,667 multiplied by (y) the number of days in that respective month from and after, but not including, the seventh day of such month until, but not including, the Closing Date (or if the Closing Date does not occur during that month, until and including the last day of such month). For purposes of the foregoing calculation, the amount of such borrowings shall not be deemed reduced to the extent that any repayment thereof is made from cash contributed to CDM by either or both Partners after the date of this Agreement.
     (iv) “Class D Common Units” means the Class D Common Units to be issued pursuant to and having the rights, powers, privileges and preferences specified in Amendment No. 3 to the Amended and Restated Agreement of Limited Partnership of Regency, as amended (the “Regency Partnership Agreement”), the form of which Amendment is attached hereto as Exhibit J (the “Partnership Agreement Amendment”). The Class D Common Units shall be convertible pursuant to their terms into units representing limited partner interests of Regency designated as Common Units (“Common Units”) and having the rights, powers, privileges and preferences specified in the Regency Partnership Agreement.
     (v) “Discounted Average Price” means the product of (A) the average of the closing sales prices, regular way, of a Common Unit, as such price is reported on the NASDAQ Global Select Market by Bloomberg Financial Markets, or such other source as CDM and Regency shall agree in writing, over the time period beginning on and including the tenth trading day immediately prior to the date of this Agreement and ending on and including the tenth trading day immediately after the date of this Agreement, multiplied by (B) 0.925, provided, that, if such product is less than $27.00, then the Discounted Average Price shall be deemed $27.00, and, if such product is greater than $33.00, then the Discounted Average Price shall be deemed $33.00.
     (vi) “Per Partnership Interest Cash Consideration” means the product of the Aggregate Cash Consideration multiplied by the sharing ratio of the particular Partner held in accordance with the CDM Partnership Agreement immediately prior to the Effective Time; as such sharing ratio is identified in Exhibit A hereto.
     (vii) “Per Partnership Interest Unit Consideration” means the product of the Aggregate Unit Consideration multiplied by the sharing ratio attributable to the Partnership Interest of the particular Partner held in accordance with the CDM Partnership Agreement immediately prior to the Effective Time; as such sharing ratio is identified in Exhibit A hereto.
     (c) The Final Purchase Price plus any liabilities to which CDM is subject that are not otherwise included in the definition of Final Purchase Price shall be allocated among the assets of CDM as of the Closing in accordance with a schedule to be prepared by the Parties as soon as practicable using the allocation method provided by Section 1060 of the Code and the Treasury regulations thereunder. The Parties shall report the transactions contemplated hereby on all Tax Returns (including information returns and supplements thereto required to be filed by the Parties under Section 1060 of the Code) in a manner consistent with such agreed upon allocation (as may be adjusted consistent with such schedule and in accordance with Section 1060 of the Code and the Treasury Regulations thereunder).
     Section 1.7 Fractional Interests. No certificates or scrip representing fractional interests of Class D Common Units shall be issued in the Merger and, except as provided in this Section 1.7, no dividend or other distribution, unit split or interest shall relate to any such fractional unit, and such fractional unit shall not entitle the owner thereof to vote or to any other rights of a unitholder of Regency. In lieu of any fractional interest of Class D Common Units to which a holder of Partnership Interests would otherwise be entitled, such holder shall be paid an amount in cash (without interest) determined by multiplying (i) the Discounted Average Price by (ii) the fraction of an interest of Class D Common Units to which such holder would otherwise be entitled, in which case the Merger Consideration payable by Regency to such holder in lieu of the fractional Class D Common Unit shall be such amount of cash. The Parties acknowledge that payment of cash consideration in lieu of issuing fractional interests of Class D Common Units was not separately bargained for consideration but represents merely a mechanical rounding off for purposes of simplifying the problems that would otherwise be caused by the issuance of fractional interests of Class D Common Units.
     Section 1.8 Withholding Taxes. Notwithstanding anything in this Agreement to the contrary, Regency, Merger Sub and the Surviving Company shall be entitled to deduct and withhold from the consideration otherwise payable to any former holder of Partnership Interests pursuant to this Agreement any amount that may be required to be deducted and withheld with respect to the making of such payment under applicable Tax laws. To the extent that amounts are so properly withheld by Regency, Merger Sub and the Surviving Company, as the case may be, and are paid over to the appropriate Governmental Agency in accordance with Applicable Laws, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Partnership Interests in respect of which such deduction and withholding was made by Regency, Merger Sub or the Surviving Company, as the case may be.
     Section 1.9 Escrow Arrangement. At Closing, $118,250,000 worth of the Aggregate Unit Consideration (for this purpose, such number of Class D Common Units being equal to the quotient obtained by dividing $118,250,000 by the Discounted Average Price, as rounded up, hereafter the “Escrowed Units”) shall be deposited by Regency with Wells Fargo Bank, N.A. (the “Escrow Agent”) pursuant to an escrow agreement to be dated the Closing Date and substantially in the form attached hereto as Exhibit B (the “Escrow Agreement”). Such Class D Common Units, together with any securities or other property, including cash, as may be issued in connection therewith, and any earnings and interest thereon, are referred to herein as the “Escrow Fund”. The Partners shall be entitled to vote all Class D Common Units while held in the Escrow Fund pursuant to the Escrow Agreement on any matter submitted for a vote by the holders of Class D Common Units or Common Units. Any distributions of Operating Surplus (as defined in the Regency Partnership Agreement) made by Regency on the Escrowed Units shall be distributed directly by Regency to the Partners and shall not be deposited into the Escrow Fund. For federal income tax purposes, the Partners shall be treated as the owners of the Escrow Fund and shall be taxed on the interest and earnings thereon. The Parties agree that the Class D Common Units shall not be subject to Section 483 of the Code. The Parties agree to treat the issuance of all Class D Common Units to the Partners hereunder in accordance with Section 721 of the Code. Regency shall be entitled, at any time and from time to time on or prior to the day that is one year following the Closing Date, to submit to the Escrow Agent a claim (a “Claim Notice”) for Damages claimed pursuant to Section 8.2 or for any other amounts owing to Regency under this Agreement, including under Article 9 (such Damages and such amounts, each a “Claim”). Any such Claim Notice submitted by Regency to the Escrow Agent shall also be provided (and Regency shall certify in the Claim Notice that a copy is being provided) in writing to the Partners, and such notice shall state with particularity the nature and amount of the Claim and the basis for which Regency is entitled to compensation for such Claim under this Agreement. A Claim Notice may instruct the Escrow Agent to deliver to Regency, or its designee, such number of Class D Common Units (or Common Units if such Class D Common Units have been converted into Common Units), and such other portion of the Escrow Fund, as shall satisfy the amount of such Claims by Regency (provided, however that the determination of the number of Class D Common Units or Common Units to be delivered to Regency or its designee shall be made in accordance with the then applicable Market Price of the Common Units into which the Class D Common Units are convertible or the then applicable Market Price of the Common Units if such Class D Common Units have been converted into Common Units), upon the terms set forth in the Escrow Agreement. The Partners may within 15 Business Days after receiving a Claim Notice give notice to Regency and the Escrow Agent of any objection thereto (the “Objection Notice”). If the Partners fail to deliver timely an Objection Notice, then the Escrow Agent shall distribute to Regency such assets and property from the Escrow Fund as shall satisfy such Claim described in such Claim Notice, all in accordance with the Escrow Agreement. If the Partners timely deliver an Objection Notice, then Regency and the Partners shall promptly, and in any event within 10 days after delivery of the Objection Notice, meet to attempt to resolve any disputes with respect thereto. Any unresolved disputes shall be resolved in the manner referred to in the Escrow Agreement. For purposes of the foregoing, “Market Price” means, with respect to each distribution from the Escrow Fund, the average of the closing sales prices, regular way, of a Common Unit, as such price is reported on the NASDAQ Global Select Market (or the principal securities exchange on which the Common Units are then traded) by Bloomberg Financial Markets, over the 10 trading days ending on the second trading day immediately preceding, as applicable, (x) the date of resolution of any dispute regarding a Claim Notice as contemplated above, (y) if there is no such dispute, the date that the applicable Objection Notice period has lapsed or (z) the date that is one year after the Closing Date, for purposes of the third to last sentence of this Section 1.9. If, at any time Escrowed Units are to be distributed out of the Escrow Fund to Regency in satisfaction of a Claim in accordance with the foregoing, Escrowed Units consist of both Class D Common Units and Common Units, then disbursement shall first be made out of Class D Common Units and then Common Units.

Promptly after the end of the one-year period after the Closing Date, the Escrow Agent shall disburse to the Partners all of the then-remaining Escrow Fund other than that portion thereof having a Market Price as of the date specified in clause (z) of the second preceding sentence equal to 125% times the aggregate amount of any outstanding Claims that have been set forth in Claim Notices theretofore delivered to the Exchange Agent. Regency, on the one hand, and the Partners, on the other hand, shall each be responsible for 50% of the fees and expenses of the Escrow Agent. Regency agrees that it shall submit Claim Notices against the Escrow Fund as contemplated by this Section 1.9 prior to seeking any other remedies Regency may have after Closing for such Damages or other amounts owing to Regency under this Agreement, so long as the amount of the then available Escrow Fund is sufficient to cover the Claims under such Claim Notices.
     Section 1.10 Regency Deliveries. At the Closing, Regency shall deliver or cause to be delivered:
     (a) to each Partner an amount equal to the respective Per Partnership Interest Cash Consideration as provided in Section 1.5, plus any cash in lieu of fractional Class D Common Units as provided in Section 1.7, all payable by wire transfer of immediately available funds to the account specified in writing by each such Partner at least one Business Day in advance of the Closing Date;
     (b) the original certificates representing (i) the Escrowed Units, to be deposited with the Escrow Agent pursuant to Section 1.9 and the Escrow Agreement, and (ii) the balance of the Class D Common Units to be issued pursuant to this Agreement, to the Partners in accordance with their respective Per Partnership Interest Unit Consideration;
     (c) a cross receipt duly executed on behalf of Regency, acknowledging receipt of the Partnership Interests;
     (d) the certificate described in Section 6.2(c);
     (e) a written opinion from Andrews Kurth LLP, addressed to the Partners, dated as of the Closing Date, in form and substance reasonably satisfactory to the Partners and substantially in the form attached hereto as Exhibit C;
     (f) an employment agreement duly executed on behalf of Regency GP, LLC for each of Randall Dean, Randall Craft and David Marrs, having the terms set forth on Exhibits E, F and G hereto, respectively, and otherwise in form and substance reasonably acceptable to such parties, in each case dated the Closing Date (collectively, the “Employment Agreements”);
     (g) two registration rights agreements, substantially in the form attached hereto as (and as contemplated by) Exhibit H, dated the Closing Date and duly executed on behalf of Regency (the “Registration Rights Agreements”);
     (h) such other agreements, consents, documents and instruments as are reasonably required to be delivered by Regency pursuant to this Agreement or otherwise reasonably required in connection herewith, including all such other instruments as the Partners or their counsel may reasonably request in connection with the transactions contemplated hereby.
     Section 1.11 Deliveries of the Partners. At the Closing, CDM and the Partners shall deliver or cause to be delivered to Regency:
     (a) a certificate from the Secretary of State of the State of Texas dated within five Business Days of the Closing Date confirming the due formation and good standing of CDM;
     (b) a cross receipt from each Partner acknowledging receipt of its respective Per Partnership Interest Cash Consideration payable at Closing and the Per Partnership Interest Unit Consideration not being deposited with the Escrow Agent;
     (c) the certificates described in Section 6.3(c);
     (d) a written opinion from Thompson & Knight LLP, addressed to Regency and Merger Sub, dated as of the Closing Date, in form and substance reasonably satisfactory to Regency and substantially in the form attached hereto as Exhibit D;
     (e) a duly executed Employment Agreement from each of Randall Dean, Randall Craft and David Marrs;
     (f) the Registration Rights Agreements duly executed by each of (x) C/R CDM Holdings II, L.P. and C/R CDM Investment Partnership III, L.P. and (y) CDM Compression, LLC and CDM Investments, Ltd., respectively;
     (g) a duly executed written agreement substantially in the form of Exhibit I hereto from each of (x) C/R CDM Holdings II, L.P. and C/R CDM Investment Partnership III, L.P., (y) CDM Compression, LLC and CDM Investments, Ltd. and (z) the Partners (each, a “Lock-up Agreement”);
     (h) a certificate from the Partners and CDM, dated as of the Closing Date, specifying, in reasonable detail, the borrowings comprising, and the actual dollar amount constituting, the Payoff Amount and Allowed Debt Amount as of the Closing;
     (i) a direction letter to the Escrow Agent directing the Escrow Agent to deliver to Regency all escrowed property under the Breakage Fee Escrow Agreement;
     (j) a termination by Riverstone Holdings, LLC of the Confidentiality Agreement;
     (k) the original minute books, partnership records, and all other partnership business, Tax and financial files and records, and seals (if any) of CDM that are not located at the offices of CDM; and

     (l) such other agreements, consents, documents and instruments as are reasonably required to be delivered by CDM or the Partners pursuant to this Agreement or otherwise reasonably required in connection herewith, including all such other instruments as Regency or its counsel may reasonably request in connection with the transactions contemplated hereby.
ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF THE PARTNERS
     Each Partner, severally and not jointly with any other Partner, represents and warrants as to itself to Regency and Merger Sub as follows:
     Section 2.1 Organization, Good Standing and Authority of the Partners.
     (a) Such Partner is a limited liability company duly formed, validly existing and in good standing under the laws of its jurisdiction of formation, and has all requisite limited liability company power and authority to own, operate and lease its properties and to carry on its business as now conducted.
     (b) Such Partner has the requisite limited liability company power and authority to execute, deliver and perform this Agreement and the Transaction Documents to which it is a party. The execution, delivery and performance of this Agreement and such other Transaction Documents have been duly authorized by all requisite limited liability company action on the part of such Partner. This Agreement and such other Transaction Documents have been or will be duly executed and delivered by such Partner, and (assuming each of the applicable Transaction Documents constitutes the valid and legally binding obligations of the other parties hereto and thereto) such Transaction Documents constitute or, if not yet executed, will at Closing constitute valid and legally binding obligations of such Partner, enforceable against such Partner in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights and general principles of equity.
     Section 2.2 Title to Interests. Such Partner has good and valid record and beneficial title to the Partnership Interest as set forth opposite such Partner’s name on Exhibit A hereto, which Partnership Interest entitles such Partners to the sharing ratio specified on Exhibit A, and each of the Partnership Interests and specified sharing ratio is free and clear of any and all mortgages, deeds of trust, liens, security interests, pledges, conditional sale contracts, charges, easements, rights of way, reservations, options, rights of first refusal and other similar encumbrances (collectively, “Liens”) other than Liens relating to Indebtedness described in Section 5.12(d). The Partnership Interest set forth opposite such Partner’s name on Exhibit A hereto constitutes all of the partnership interests of CDM held of record or beneficially by such Partner. CDMR Holdings owns all of the membership interests of CDM OLP GP, LLC, a Delaware limited liability company and one of the Partners. Neither such Partner nor, to the knowledge of such Partner, any other Person is a party to (i) any option, warrant, call, subscription, convertible security or other right, agreement or commitment (other than this

Agreement) that could require CDM or any such Person to sell, transfer or otherwise dispose of any interest of CDM or, after the Closing, the Surviving Company or any of its Affiliates to sell, transfer or otherwise dispose of any interest of the Surviving Company or (ii) any voting trust, proxy or other agreement or understanding with respect to the voting of any partnership interest of CDM.
     Section 2.3 No Conflicts. Except as to Liens and agreements specifically relating to Indebtedness described in Section 5.12(d), neither the execution and delivery by such Partner of this Agreement, any other Transaction Document to which it is or will be at Closing a party or any instrument required hereby or thereby to be executed and delivered by it at Closing nor the performance by such Partner of its obligations hereunder or thereunder will (i) conflict with or result in a breach of any provision of the certificate of formation or limited liability company agreement of such Partner, (ii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in the creation of any Lien upon the Partner’s Partnership Interest under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, concession, franchise, permit, lease, contract, agreement, joint venture or other instrument or obligation to which the Partner is a party, or by which it or any of its properties may be bound or subject, or (iii) subject to the filings and other matters referred to in Section 3.6(b), contravene or conflict with or constitute a violation of any provision of any Applicable Laws or any judgment or decree binding upon or applicable to the Partner.
     Section 2.4 Investor Status.
     (a) The Class D Common Units are being acquired by such Partner for investment purposes only, for such Partner’s own account and not as nominee or agent for any other Person, and not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act. Such Partner is not a party to or bound by, and does not presently intend or have any plans to enter into, any agreement, contract, commitment, arrangement, promise or undertaking with any Person to sell, transfer or pledge any part of the Class D Common Units, other than a distribution, without consideration, of such Class D Common Units to one or more of such Partner’s ultimate beneficial owners.
     (b) Such Partner has such expertise, knowledge and sophistication in financial and business matters generally that it is capable of evaluating, and has evaluated, the merits and economic risks of its investment in Regency and the suitability of the Class D Common Units as an investment.
     (c) In connection with the acquisition of the Class D Common Units hereunder, such Partner has had the opportunity to examine all aspects of Regency, its operations, and its financial condition that such Partner has deemed relevant, and has had access to all information with respect to Regency and its business in order to make an evaluation thereof. In connection with the acquisition of the Class D Common Units hereunder, such Partner has had the opportunity to ask such questions of and receive answers from officers, employees and representatives of Regency or Affiliates of Regency concerning Regency and to obtain such additional information about Regency as such Partner deems necessary for an evaluation thereof; provided, however, that in no event shall any such examination, investigation or information be deemed to modify, amend, change or otherwise qualify in any respect the representations, warranties, covenants and agreements of Regency or Merger Sub in this Agreement. In evaluating the suitability of an investment in Regency, such Partner has not been furnished and has not relied upon any representations other than as contained in the representations and warranties of Regency in this Agreement (including, for the avoidance of doubt, the representations and warranties in Section 4.6 regarding the Regency Reports).
     (d) Such Partner acknowledges that copies have been made available to it, sufficiently in advance of this Agreement as such Partner deems necessary to evaluate an investment in the Class D Common Units, of each of the Regency Reports.
     (e) Such Partner (i) is an “Accredited Investor” as defined in Rule 501 of Regulation D under the Securities Act and (ii) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in Regency.
     (f) Such Partner acknowledges that the Class D Common Units have not been offered or sold by means of any form of general solicitation or general advertising or by means of publicly disseminated advertisements or sales literature.
     Section 2.5 Status of Class D Common Units; Disposition.
     (a) Such Partner acknowledges that no registration statement relating to the Class D Common Units has been filed under the Securities Act or any state securities law and that, consequently, the Class D Common Units (and the Common Units issuable upon conversion thereof) will constitute “restricted securities” within the meaning of Rule 144 under the Securities Act, may not be sold, pledged, hypothecated or otherwise transferred (and, therefore, must be held by such Partner) unless the Class D Common Units (or the Common Units issuable upon conversion thereof, as applicable) subsequently are registered under the Securities Act and such state laws or until an exemption from such registration requirements is available.
     (b) Neither such Partner nor anyone acting on such Partner’s behalf has offered or sold or will offer or sell any of the Class D Common Units (and the Common Units issuable upon conversion thereof) by means of any form of general solicitation or general advertising or has taken or will take any action that would constitute a distribution of the Class D Common Units (or the Common Units issuable upon conversion thereof) under the Securities Act, would render the disposition of the Class D Common Units (and the Common Units issuable upon conversion thereof) a violation of Section 5 of the Securities Act or any state or other applicable securities law, or would require registration or qualification pursuant thereto.

     (c) Neither the Partners’ representations under this Section 2.5 nor Section 2.4 above shall modify or impair Regency’s obligations under the Registration Rights Agreements.
     Section 2.6 Litigation. There are no actions, suits or proceedings pending against such Partner or, to its knowledge, threatened against such Partner, at law or in equity or in any arbitration or similar proceedings, before or by any court, commission, board, bureau, agency or instrumentality or any arbitral or other dispute resolution body, that (i) challenge or seek or the effect of which would reasonably be expected to restrain, delay or prohibit any of the transactions contemplated by this Agreement or (ii) prevent or would reasonably be expected to prevent such Partner from performing in all material respects its obligations under this Agreement.
     Section 2.7 No Brokers. Such Partner has not entered into any contract, arrangement or understanding with any Person that may result in the obligation of Regency, CDM or the Surviving Company or any of their respective Subsidiaries to pay any finder’s fees, brokerage or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES REGARDING CDM
     Except as set forth in the disclosure letter delivered to Regency by CDM at or prior to the execution of this Agreement (the “CDM Disclosure Letter”) and making reference to the particular subsection of this Agreement to which exception is being taken (provided that any information set forth in one section or subsection of the CDM Disclosure Letter shall be deemed to apply to each other section or subsection thereof to which its relevance is reasonably apparent), CDM and each of the Partners, jointly and severally, represent and warrant to Regency and Merger Sub as follows:
     Section 3.1 Existence; Partnership Authority. CDM is a limited partnership duly formed and validly existing under the laws of the State of Texas. CDM is duly qualified to do business and, to the extent such concept or a similar concept exists in the relevant jurisdiction, is in good standing under the laws of any jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and is not reasonably likely to have a CDM Material Adverse Effect. CDM has all requisite partnership power and authority to own, operate and lease its properties and to carry on its business as now conducted.
     Section 3.2 Authorization, Validity and Effect of Agreements. CDM has the requisite partnership power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated by this Agreement. The execution of this Agreement and the other Transaction Documents to which it is a party and the consummation by CDM of the transactions contemplated hereby and thereby have been duly authorized by all requisite partnership action on behalf of CDM. CDM has duly executed and delivered this Agreement. Assuming this Agreement constitutes the valid and legally binding obligation of Regency and Merger Sub, this Agreement constitutes the valid and legally binding obligation of CDM, enforceable against CDM in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights and general principles of equity. The execution and delivery of this Agreement by the Partners constitutes the only approval by the partners of CDM necessary to authorize the consummation of the Merger as contemplated herein.
     Section 3.3 Capitalization. The authorized partnership interests of CDM consist of limited partner interests and general partner interests. Each holder of such an interest, along with the amount and nature of such interests owned, is set forth on Exhibit A hereto (the “Partnership Interests”). The Partnership Interests set forth on Exhibit A are the only partner interests of CDM issued or outstanding. All such issued and outstanding partnership interests are duly authorized, validly issued, fully paid, nonassessable (except as non-assessability may be affected by Sections 153.102 and 153.112 of the TBOC) and free of preemptive rights. There are no options, warrants, calls, subscriptions, convertible securities or other rights, agreements or commitments that obligate CDM to issue, transfer, sell or register any partnership interests or membership interests or other equity interests or other voting securities of CDM. CDM has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the partners of CDM on any matter. There are no certificates representing any of the Partnership Interests, and no such certificates are required by the CDM Partnership Agreement or otherwise.
     Section 3.4 Subsidiaries and Affiliates. CDM has no Subsidiaries nor does CDM otherwise own any equity interest in any Person. The only previous Subsidiary of CDM was CDM MAX, LLC, a Texas limited liability company, all of the membership interests of which were properly, lawfully and duly distributed by CDM to the Partners prior to the execution of this Agreement. CDMR Holdings, LLC is a Delaware limited liability company (“CDMR Holdings”). C/R CDM Holdings II, L.P. and C/R CDM Investment Partnership III, L.P. are Delaware limited partnerships that collectively own membership interests having a 67% sharing percentage in CDMR Holdings. CDM Compression, LLC is a Texas limited liability company, and CDM Investments, Ltd. is a Texas limited partnership, that collectively own membership interests having a 33% sharing percentage in CDMR Holdings.
     Section 3.5 Compliance with Laws; Permits. Except for such matters as, individually or in the aggregate, have not had and are not reasonably likely to have a CDM Material Adverse Effect and except for (i) matters related to Taxes, which are treated exclusively in Section 3.10, and (ii) matters arising under Environmental Laws (as defined herein), which are treated exclusively in Section 3.13:
     (a) CDM is not in violation of any applicable law (including the Jones Act and other federal “maritime law”), rule, regulation, code, ordinance, governmental determination, order, treaty, convention or governmental certification requirement as in effect on the date of this Agreement (collectively, “Applicable Laws”), and no claim is pending or, to the knowledge of CDM, threatened against CDM with respect to any such matters.

     (b) CDM holds all permits, licenses, certifications, variances, exemptions, orders, franchises and approvals of each governmental or regulatory authority, commission, board or other regulatory body, administrative agency or tribunal (“Governmental Agency”) necessary for the lawful conduct of its business (the “CDM Permits”). All CDM Permits are in full force and effect, there exists no defaults thereunder or breaches thereof, and CDM has no notice or actual knowledge that such CDM Permits will not be renewed in the ordinary course. No Governmental Agency has given, or to the knowledge of CDM threatened to give, any written notice regarding any action to terminate, cancel or reform any CDM Permit.
     (c) CDM possesses all permits, licenses, operating authorities, orders, exemptions, franchises, variances, consents, approvals or other authorizations required for the present operation of all real property leased by CDM (“CDM Real Property”). Section 3.5 of the CDM Disclosure Letter sets forth a listing of all the CDM Real Property. There exists no default or breach with respect to, and no party or Governmental Agency has taken or, to the knowledge of CDM, threatened to take, any action to terminate, cancel or limit any such permit, license, operating authority, order, exemption, franchise, variance, consent, approval or other authorization pertaining to the CDM Real Property.
     Section 3.6 No Conflict.
     (a) Except under the agreements specifically relating to Indebtedness described in Section 5.12(d) (with respect to which Section 3.6 of the CDM Disclosure Letter identifies the effects thereunder that will occur upon consummation of the Closing), neither the execution and delivery by CDM of this Agreement nor the consummation by CDM of the transactions contemplated by this Agreement in accordance with the terms hereof will (i) conflict with or result in a breach of any provisions of the certificate or agreement of limited partnership of CDM, as amended and in effect on the date hereof (the “CDM Partnership Agreement”), true, complete and correct copies of which have been provided to Regency, (ii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in the creation of any Lien upon any of the properties of CDM under, or result in being declared void, voidable, or without further binding effect, or otherwise result in a detriment to CDM under, any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, deed of trust, license, concession, franchise, permit, lease, contract, agreement, joint venture or other instrument or obligation to which CDM is a party, or by which CDM or any of its properties may be bound or subject, other than, with respect to all of the foregoing, any violation, conflict, breach, default, termination, right of termination or cancellation, right of purchase, acceleration or Lien arising under any prohibition on assignment included under any document referred to above in this clause (ii) resulting solely from the fact that the surviving entity in the Merger is the Surviving Company instead of CDM (and, for purposes of clarity, this clause shall in no way limit the other provisions of this clause (a) relating to a change of control of CDM), or (iii) subject to the filings and other matters referred to in Section 3.6(b), contravene or conflict with or constitute a violation of any provision of any Applicable Laws or judgment or decree binding upon or applicable to CDM, except as, in the case of matters described in clause (ii) or (iii), individually or in the aggregate, that have not had and are not reasonably likely to have a CDM Material Adverse Effect.
     (b) Neither the execution and delivery by CDM of this Agreement nor the consummation by CDM of the transactions contemplated hereby in accordance with the terms hereof will require any consent, approval, qualification or authorization of, or filing or registration with, any court or Governmental Agency, other than (i) filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the Securities Act or applicable state securities and “Blue Sky” laws (collectively, the “Regulatory Filings”) and (ii) the filing of the Certificate of Merger with the Secretary of State of each of the States of Texas and Delaware, except for any consent, approval, qualification or authorization the failure to obtain which, and for any filing or registration the failure to make which, has not had and is not reasonably likely to have a CDM Material Adverse Effect.
     (c) This Agreement, the Merger and the transactions contemplated hereby do not, and will not, upon consummation of such transactions in accordance with their terms, result in any “change of control” or similar event or circumstance under (i) the terms of any CDM Material Contract or (ii) any contract or plan under which any employees, officers or directors of CDM are entitled to payments or benefits, which, in the case of either clause (i) or (ii), gives rise to rights or benefits not otherwise available absent such change of control or similar event and requires either a cash payment or an accounting charge in accordance with generally accepted accounting principles as in effect on the date of this Agreement, as recognized by the U.S. Financial Accounting Standards Board (“GAAP”), or (iii) any material CDM Permit.
     Section 3.7 Financial Statements; No Undisclosed Liabilities; Controls and Procedures.
     (a) Section 3.7 of the CDM Disclosure Letter contains a copy of the (i) audited balance sheets and statements of operations, partners’ equity and cash flows of CDM (on a stand-alone basis, without inclusion of CDM MAX, LLC as a subsidiary of CDM) as of, and for the years ended, December 31, 2006, 2005 and 2004 and (ii) the unaudited balance sheets of CDM as of each of March 31, 2007, June 30, 2007 and September 30, 2007 (the balance sheet at September 30, 2007 being referred to as the “Most Recent Balance Sheet”), and the related statements of operations, partners’ equity and cash flows for the periods then ending (clauses (i) and (ii) collectively, the “Financial Statements”). Each of the Financial Statements fairly presents, in all material respects, the financial condition and the results of the operations of CDM as of the dates and for the respective periods indicated. The Financial Statements have been prepared in accordance with (x) the books and records of CDM and (y) GAAP applied on a consistent basis throughout the periods involved, except for accounting changes described in the Financial Statements and, with respect to the unaudited financial statements, subject to normal year-end adjustments (none of which adjustments is expected to be material) and the absence of notes.
     (b) CDM does not have any liability or obligation of any nature (whether or not absolute, accrued, fixed, contingent or otherwise) that would be required to be reflected in, reserved against or otherwise described on a balance sheet of CDM or in the notes thereto in accordance with GAAP, except: (w) those set forth or reflected in the Financial Statements, (x) those incurred since the date of the Most Recent Balance Sheet in the ordinary course of business and consistent with past practice, (y) liabilities and obligations relating to the transactions contemplated by this Agreement or (z) as would not have, individually or in the aggregate, a CDM Material Adverse Effect.
     (c) CDM maintains books and records reflecting in all material respects its assets and liabilities in accordance with GAAP and that in reasonable detail accurately and fairly reflect in all material respects the transactions and dispositions of the assets of CDM, and maintains proper and adequate internal accounting controls that provide reasonable assurance that (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the financial statements of CDM and to maintain accountability for the assets; (iii) access to the assets of CDM is permitted only in accordance with management’s authorization; (iv) the reporting of the assets of CDM is compared with existing assets at regular intervals; and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. CDM’s accountants have not advised CDM of any material deficiencies in CDM’s internal accounting controls and procedures.
     (d) CDM is not and has not been at any time subject to the Sarbanes-Oxley Act of 2002, as amended, and, as such, no specific internal or external review of CDM’s internal and disclosure controls has been performed. CDM has disclosed to Regency in summary form the existence, to CDM’s knowledge, of each of the following: (i) any material deficiency in the internal controls of CDM that could adversely affect CDM’s ability to record, process, summarize and report financial data; (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in CDM’s internal controls; and (iii) any change in the internal controls or disclosure controls and procedures of CDM effected since January 1, 2007.
     Section 3.8 Litigation. There are no material actions, suits or proceedings pending against CDM or, to CDM’s knowledge, threatened against CDM, at law or in equity or in any arbitration or similar proceedings, before or by any court, commission, board, bureau, agency or instrumentality or any arbitral or other dispute resolution body. To CDM’s knowledge, (i) there are no claims pending or threatened against CDM by any of the officers and directors of CDM, for indemnification or contribution, and (ii) CDM does not have any existing claims under its insurance policies relating to liabilities of CDM’s officers and directors.
     Section 3.9 Absence of Certain Changes. Since the date of the Most Recent Balance Sheet to the date of this Agreement, there has not been (i) any CDM Material Adverse Effect or (ii) (A) any material change by CDM in any of its accounting methods, principles or practices or any of its Tax methods, practices or elections applicable to the Financial Statements; (B) any declaration, setting aside or payment of any dividend or distribution in respect of any partnership interest of CDM or any redemption, purchase or other acquisition of any of its partnership interests; (C) any split, combination or reclassification of any partnership interest or membership interest or equity interest of CDM or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for such interests; (D) any damage to or any destruction or loss of physical properties owned or used by CDM, whether or not covered by insurance, that individually or in the aggregate constitutes a CDM Material Adverse Effect; or (E) any reevaluations by CDM of any of its assets that, in accordance with GAAP, CDM will reflect in its financial statements, including any impairment of assets, and which in the aggregate are material to it. Since the date of the Most Recent Balance Sheet, the business of CDM has been conducted in all material respects in the ordinary course consistent with past practice and, for the period since the date of the Most Recent Balance Sheet until and including the date of this Agreement, CDM has not taken any of the Enumerated Actions that would have been prohibited by Section 5.1 if the terms of such Section had been in effect as of and after such date.
     Section 3.10 Taxes.
     (a) CDM has (and as of the Closing Date will have) (i) duly and timely filed or caused to be filed all Tax Returns (or appropriate extensions) required to be filed by or with respect to it or with respect to its assets or operations with the appropriate Taxing Authority, and each such Tax Return is true, complete and correct in all material respects, (ii) paid, or adequately reserved against, all Taxes due or claimed due by a Taxing Authority from or with respect to it and (iii) made all deposits required by it with respect to Taxes.
     (b) There are no currently proposed or pending adjustments by any Taxing Authority in connection with any Tax Returns relating to CDM or the assets or operations of CDM, and no waiver or extension of any statute of limitations as to any Tax matter relating to CDM or the assets or operations of CDM has been given by or requested from CDM with respect to any Tax year.
     (c) CDM is not currently the beneficiary of any extension of time within which to file any Tax Return with respect to CDM or with respect to its assets or operations.
     (d) CDM has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, shareholder, member or creditor of CDM, or other third party, and all forms (including Forms W-2 and 1099) required with respect thereto have been properly completed and timely filed.
     (e) Since its inception, CDM has been taxed as a partnership or a disregarded entity for federal income tax purposes. CDM has not been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or any similar provision of foreign, state or local law.

     (f) There are no Liens for Taxes (other than for Taxes not yet due and payable) upon any of the assets of CDM (except for Permitted Liens for which adequate reserves have been established).
     (g) For purposes of this Agreement, the following definitions shall apply:
     (i) “Code” means the Internal Revenue Code of 1986, as amended.
     (ii) “Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including Taxes under Section 59A of the Code), custom duties, capital stock, franchise, profits, withholding, social security (or similar excises), unemployment, disability, ad valorem, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the liability for Taxes of any other person whether or not shown as due or payable on any Tax Return or Tax Records, but excluding ad valorem, real property and similar Taxes for which (and to the extent) a Purchase Price adjustment is made to the Final Purchase Price.
     (iii) “Taxing Authority” means a Governmental Agency serving as a Tax authority.
     (iv) “Tax Records” means all Tax Returns and Tax-related work papers relating to CDM and its assets and business.
     (v) “Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto and including any amendment thereof.
     Section 3.11 Employee Benefit Plans.
     (a) Section 3.11 of the CDM Disclosure Letter contains a list of all CDM Benefit Plans. The term “CDM Benefit Plans” means all employee benefit plans and other benefit arrangements, including all “employee benefit plans” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not U.S.-based plans, and all other employee benefit, bonus, incentive, deferred compensation, stock option (or other equity-based or unit-based), severance, employment, change in control, welfare (including post-retirement medical and life insurance) and fringe benefit plans, practices or agreements, whether or not subject to ERISA and whether written or oral, sponsored, maintained or contributed to or required to be contributed to by CDM (or to which CDM is a party or is required to provide benefits under Applicable Laws). CDM has made available to Regency true and complete copies of the CDM Benefit Plans and, if applicable, the most recent trust agreements, Forms 5500, summary plan descriptions, funding statements, annual reports, actuarial reports, Internal Revenue Service determination or opinion letters for each such plan, and any correspondence relating to any such plans between CDM and any Governmental Agencies within the two years preceding the date of this Agreement.
     (b) All applicable reporting and disclosure requirements have been met with respect to the CDM Benefit Plans; to the extent applicable, the CDM Benefit Plans comply with the requirements of ERISA and the Code or with the regulations of any applicable jurisdiction; and the CDM Benefit Plans have been maintained and operated according to their terms. Any CDM Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (or is entitled to rely upon a favorable opinion letter issued by the Internal Revenue Service); to CDM’s knowledge, there are no breaches of fiduciary duty in connection with the CDM Benefit Plans; there are no pending or, to CDM’s knowledge, threatened claims against or otherwise involving any CDM Benefit Plan, and no suit, action or other litigation (excluding routine claims for benefits incurred in the ordinary course of CDM Benefit Plan activities) has been brought against or with respect to any CDM Benefit Plan; all contributions required to be made as of the date of this Agreement to the CDM Benefit Plans have been made or provided for; and with respect to any “employee pension benefit plans,” as defined in Section 3(2) of ERISA, that are subject to Title IV of ERISA and have been maintained or contributed to within six years prior to the Effective Time by any ERISA Affiliate of CDM, (i) no direct or indirect liability under Title IV of ERISA has been incurred in connection with any termination thereof or withdrawal therefrom; and (ii) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived. CDM is not subject to any potential multiemployer withdrawal liability as a result of an ERISA Affiliate. For purposes of this Section 3.11, an “ERISA Affiliate” means any trade or business (whether or not incorporated) that is under common control, or that is treated as a single employer, with CDM under Section 414(b), (c), (m), (n) or (o) of the Code.
     (c) No CDM Benefit Plan (including for such purpose, any employee benefit plan described in Section 3(3) of ERISA which CDM maintained, sponsored or contributed to within the six-year period preceding the Effective Time) is (i) a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), (ii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code) or (iii) subject to Title IV or Section 302 of ERISA or Section 412 of the Code. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby shall cause any payments or benefits to any employee, officer or director of CDM to be either subject to an excise tax or non-deductible to CDM under Sections 4999 and 280G of the Code, respectively, whether or not some other subsequent action or event would be required to cause such payment or benefit to be triggered. The execution of, and performance of the transactions contemplated by, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any benefit plan, policy, arrangement or agreement or any trust or loan (in connection therewith) that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligations to fund benefits with respect to any employee of CDM.

     (d) No CDM Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees for periods extending beyond their retirement or other termination of service other than coverage mandated by Applicable Laws or death benefits under any “pension plan”.
     (e) From and including January 1, 2007 to the date of this Agreement, except in the ordinary course of business consistent with past practice, there has not been (i) any granting, or any commitment or promise to grant, by CDM to any officer of CDM or any of its ERISA Affiliates of (A) any increase in compensation or (B) any increase in severance or termination pay (other than increases in severance or termination pay as a result of an increase in compensation in accordance with Section 3.11(e)(i)(A)), (ii) any entry by CDM into any employment, severance or termination agreement with any person who is an employee of CDM at any time on or after the date of this Agreement, (iii) any increase in, or any commitment or promise to increase, benefits payable or available under any pre-existing CDM Benefit Plan, except in accordance with the pre-existing terms of that CDM Benefit Plan, (iv) any establishment of, or any commitment or promise to establish, any new CDM Benefit Plan, (v) any grant, or any commitment or promise to grant, by CDM of any stock options, stock appreciation rights, performance awards, or restricted stock awards.
     (f) No CDM Benefit Plan is (or has ever been) funded by, associated with or related to a “voluntary employees’ beneficiary association” under Section 501(c)(9) of the Code.
     (g) Each CDM Benefit Plan that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been operated in good faith compliance and complies with the requirements of Section 409A of the Code.
     (h) CDM has previously provided in writing to Regency a complete and accurate list, as of the date of this Agreement, of (i) the name, date of employment, base rate of compensation and the prior years’ bonus of each officer of CDM and (ii) the name, date of employment by CDM, job title, base rate of compensation and the prior years’ bonus of each employee of CDM.
     Section 3.12 Labor Matters.
     (a) CDM is not a party to, or bound by, any collective bargaining agreement or similar contract, agreement or understanding with a labor union or similar labor organization. As of the date of this Agreement, to CDM’s knowledge, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened.
     (b) CDM has not received any written complaint of any unfair labor practice or other unlawful employment practice or any written notice of any material violation of any Applicable Laws with respect to the employment of individuals by, or the employment practices of, CDM or the work conditions or the terms and conditions of employment and wages and hours of its business. There are no unfair labor practice charges or other employee-related complaints against CDM pending or, to the knowledge of CDM, threatened, before any Governmental Agency by or concerning the employees working in its business.
     Section 3.13 Environmental Matters.
     (a) CDM has been and is in compliance with all Applicable Laws related to the protection of human health and the environment, including the restoration of natural resource damages (“Environmental Laws”), except for such matters as, individually or in the aggregate, have not had and are not reasonably likely to have a CDM Material Adverse Effect. There are no ongoing or historical conditions or circumstances that resulted from CDM’s activities in connection with the conduct of CDM’s business, and to the knowledge of CDM there are no other ongoing or historical conditions or circumstances, that interfere with the conduct of CDM’s business in the manner now conducted or that interfere with continued compliance of CDM’s business in the manner now conducted with any Environmental Law, except for any such conditions or circumstances that, individually or in the aggregate, has not had and is not reasonably likely to have a CDM Material Adverse Effect.
     (b) Except for such matters as, individually or in the aggregate, have not had and are not reasonably likely to have a CDM Material Adverse Effect: (i) no judicial or administrative proceedings or governmental investigations are pending or, to the knowledge of CDM, threatened against CDM that allege the violation of or seek to impose liability pursuant to any Environmental Law; and (ii) there are no past or present facts, conditions or circumstances that resulted from CDM’s activities in connection with the conduct of CDM’s business, and to the knowledge of CDM there are no other past or present facts, conditions or circumstances, at, on or arising out of, or otherwise associated with, any current (or, to the knowledge of CDM, former) businesses or assets owned by CDM or properties leased by CDM, including (x) on-site or, to the knowledge of CDM, off-site disposal, (y) release or (z) spill of any material, hazardous substance, hazardous material, pollutant, contaminant, solid or hazardous waste or extremely hazardous substance classified, characterized or otherwise regulated as hazardous or toxic or words of similar meaning under Environmental Laws, including petroleum or petroleum products or byproducts (“Hazardous Materials”) that violate any Environmental Law or are reasonably likely to give rise under any Environmental Law to (i) costs, expenses, liabilities or obligations of CDM for any investigation, cleanup, remediation, disposal, corrective action or restoration of natural resource damages, (ii) claims against CDM for personal injury, property damage or damage to natural resources, or (iii) fines, penalties or injunctive relief against CDM.
     (c) CDM has not (i) received any written notice of noncompliance with, violation of, or liability or potential liability under any Environmental Law, including receipt of any unilateral administrative order or notice of intent to sue under applicable citizen suit provisions provided by Environmental Laws, or (ii) entered into any consent decree or order or is subject to any order of any court or Governmental Agency under any Environmental Law or relating to the cleanup of any Hazardous Materials or damages to natural resources under any Environmental Law, except for any such matters as in clauses

(i) or (ii) as, individually or in the aggregate, have not had and are not reasonably likely to have a CDM Material Adverse Effect.
     (d) Except for such matters as, individually or in the aggregate, have not had and are not reasonably likely to have a CDM Material Adverse Effect: all authorizations, including permits, licenses, certifications and approvals, of all Governmental Agencies required under Environmental Laws for the conduct of CDM’s business are held by CDM or, to CDM’s knowledge, by CDM’s customers; all such authorizations held by CDM are in full force and effect and there exists no default thereunder or breach thereof; to CDM’s knowledge, all such authorizations held by CDM’s customers are in full force and effect and there exists no default thereunder or breach thereof; CDM has no written notice or knowledge that any such authorizations will not be renewed in the ordinary course; and no Governmental Agency has given or, to the knowledge of CDM, threatened to give, any written notice to terminate or cancel any such authorization held by CDM or, to CDM’s knowledge, held by CDM’s customers.
     (e) The representations and warranties set forth in this Section 3.13 shall be the sole and exclusive representations and warranties of this Agreement that address or relate to compliance with, liabilities under or any factual or legal matters related to or arising under any Environmental Law.
     Section 3.14 Intellectual Property. CDM owns or possesses adequate licenses or other valid rights to use all material patents, patent rights, know-how, trade secrets, trademarks, trademark rights and other proprietary information and other proprietary intellectual property rights used or held for use in connection with its business as currently being conducted, and there are no written assertions or claims, and to CDM’s knowledge no such assertions or claims are threatened, challenging the validity of any of the foregoing. To CDM’s knowledge, the conduct of CDM’s business as currently conducted does not materially conflict with any patents, patent rights, licenses, trademarks, trademark rights, trade names, trade name rights or copyrights of others. To CDM’s knowledge, there is no material infringement of any proprietary right owned by or licensed by or to CDM.
     Section 3.15 Decrees, Etc. No order, writ, fine, injunction, decree, judgment, award or determination of any court or Governmental Agency or any arbitral or other dispute resolution body has been issued or entered against CDM that continues to be in effect that materially affects the ownership or operation of any of its assets. No criminal order, writ, fine, injunction, decree, judgment or determination of any court or Governmental Agency has been issued against CDM.
     Section 3.16 Insurance.
     (a) Section 3.16 of the CDM Disclosure Letter sets forth a list of all of the policies of insurance carried by CDM as of the date of this Agreement. All premiums due and payable under the policies of insurance carried by CDM have been paid in a timely manner, except for any delinquency that has not resulted in, and is not reasonably likely to result in, any lapse in coverage.

     (b) No event relating specifically to CDM has occurred that could reasonably be expected, after the date of this Agreement, to result in a material upward adjustment in premiums under any insurance policies maintained by CDM. Excluding insurance policies that have expired and been replaced in the ordinary course of business, no excess liability or protection and indemnity insurance policy has been canceled by the insurer within one year prior to the date of this Agreement, and no threat in writing has been received by CDM to cancel (excluding cancellation upon expiration or failure to renew) any such insurance policy of CDM during the period of one year prior to the date of this Agreement. Prior to the date of this Agreement, no event has occurred, including the failure by CDM to give any notice or information or by giving any inaccurate or erroneous notice or information, that materially limits or impairs the rights of CDM under any such excess liability or protection and indemnity insurance policies. Since January 1, 2006, CDM has given notice or has otherwise presented every material claim known to CDM to be covered by insurance under its insurance policies in a timely fashion, or if not timely then in a manner such as had not had and will not have material prejudice, and Section 3.16 of the CDM Disclosure Schedule sets forth a listing of all such notices and presentations (other than health insurance claims). No such claim under any such insurance policy has been denied or disputed by the underwriters or issuers thereof.
     Section 3.17 No Brokers. CDM has not entered into any contract, arrangement or understanding with any Person that may result in the obligation of CDM, Regency or the Surviving Company to pay any finder’s fees, brokerage or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.
     Section 3.18 Certain Contracts.
     (a) Except as entered into after the date hereof in accordance with the provisions of Section 5.1, there are no outstanding commitments, contracts, agreements or understandings to which CDM is a party or by which CDM is bound that: (i) involve commitments by CDM for terms of 12 months or longer that involve annualized payments by CDM of more than $500,000, (ii) involve payment or receipt by CDM of more than $1,000,000 in the aggregate (and in the case of the foregoing clauses (i) and (ii), are not terminable by their terms, without penalty, on 30 days or less notice), (iii) contain a covenant not to compete restricting CDM or any of its Affiliates from competing or engaging in any line of business; (iv) under which CDM has (A) created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) any indebtedness for borrowed money, any obligations evidenced by bonds, debentures, notes or similar instruments, any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other current liabilities arising in the ordinary course of business, any obligations under capitalized leases, any obligations, contingent or otherwise, or under acceptance credit, letters of credit or similar facilities(collectively, “Indebtedness”), (B) granted a Lien (other than a Permitted Lien) on its assets, whether tangible or intangible, to secure such Indebtedness, or agreed to any restriction or limitation on distributions, dividends or return on equity, or extended credit to any Person in an amount, individually or in the aggregate, in excess of $100,000 of committed credit (excluding trade receivables in the ordinary course of business) or (C) any indemnity, any guaranty of performance or any agreement to provide credit support or otherwise make capital contributions, loans or advances with respect to the obligations of any third party; (v) relate to the purchase or sale of any business, corporation, partnership, joint venture or other business organization; (vi) involve hedges, swaps, fixed priced commitments or other derivatives; (vii) are with an Affiliate of CDM or with a director, officer, member, partner of CDM or any of its Affiliates; (viii) are between CDM and CDM MAX, LLC; (ix) are otherwise material to CDM and were not entered into in the ordinary course of business or the loss of which would reasonably be expected to have a CDM Material Adverse Effect; (x) relate to any CDM Real Property; (xi) constitute Compression Operating Leases; or (xii) any amendment, supplement, restatement or other modification relating to any of the foregoing (collectively, the “CDM Material Contracts”).
     (b) As of the date of this Agreement, each CDM Material Contract is in full force and effect, and CDM has in all material respects performed all obligations required to be performed by it to date under each CDM Material Contract to which it is party. CDM (x) does not know of, nor has it received written notice of, any material breach of or violation or default under (nor, to the knowledge of CDM, does there exist any condition that with the passage of contractual grace or cure periods or the giving of notice or both would result in such a violation or default by CDM or any other party under) any CDM Material Contract and (y) has not received written notice of the desire of the other party or parties to any such CDM Material Contract to exercise any rights such party has to cancel, terminate or repudiate such contract or to exercise remedies thereunder. Each CDM Material Contract is enforceable against CDM and, to CDM’s knowledge, against each other party thereto, in each case in accordance with the terms of such CDM Material Contract, subject in all instances to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights and general principles of equity, except where such unenforceability does not constitute, individually or in the aggregate, a CDM Material Adverse Effect.
     Section 3.19 Capital Expenditure Program. As of the date of this Agreement, Section 3.19 of the CDM Disclosure Letter accurately sets forth in all material respects the capital expenditures (including expenditures for inventory, equipment and components) that are forecast to be incurred by CDM in the fourth quarter of 2007 and during all of 2008 on a quarterly basis. Regency acknowledges that forecasts are by their nature speculative and are subject to a number of factors beyond CDM’s control, and that therefore the capital expenditures described therein may not be achieved.
     Section 3.20 Improper Payments. No bribes, kickbacks or other similar payments have been made in violation of Applicable Laws by CDM or, to CDM’s knowledge, any agent of CDM in connection with the conduct of CDM’s business or the operation of CDM’s assets, and neither CDM nor, to CDM’s knowledge, any agent of CDM has received any such payments from vendors, suppliers or other Persons in violation of Applicable Laws.
     Section 3.21 Title, Ownership and Related Matters.
     (a) CDM has a valid leasehold interest in all CDM Real Property, free and clear of any Liens, except for Permitted Liens and Liens and agreements specifically relating to Indebtedness described in Section 5.12(d). CDM does not own any real property other than its leasehold interests in the CDM Real Property.
     (b) CDM has, free and clear of all Liens except for Permitted Liens and Liens and agreements specifically relating to Indebtedness described in Section 5.12(d), valid title to its inventory, equipment and other tangible and intangible property, including the natural gas compression equipment owned and/or operated by CDM and related spare parts as may be reduced by the consumption thereof, or increased through the replacement thereof or addition thereto, in the ordinary course of maintenance and operation of its business, in each case as necessary to permit CDM to conduct its business as currently conducted. To CDM’s knowledge, all major items of equipment and other personal property are, in the aggregate, in a state of repair so as to be adequate in all material respects for reasonably prudent operations in the areas in which they are used or operated, or are to be used or operated, recognizing that at any given time one or more compressors may be out of service for routine maintenance (which includes periodic overhauling) in the ordinary course of business. As used in this Agreement, the term “Permitted Liens” shall mean Liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings in which collection or enforcement is stayed; statutory Liens of lessors; Liens of carriers, warehousemen, repairmen, mechanics and materialmen arising by operation of law in the ordinary course of business, but only to the extent the underlying obligations are not more than 60 days past due or are being contested in good faith; and Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security; Liens that are immaterial in character, amount and extent and that do not detract from the value or interfere with the present use of the properties they affect; or Liens created by or on behalf of Regency or Merger Sub.
     Section 3.22 Amount of Indebtedness and Certain Expenses. Section 3.22 of the CDM Disclosure Letter sets forth (i) as of October 31, 2007 and as of the date of this Agreement, an itemized list (including lender and amount outstanding) of all Indebtedness of CDM and of the amounts required to be paid to the applicable lessors under the Compression Operating Leases in order to exercise any purchase option and acquire all equipment covered thereby and (ii) as of the date of this Agreement, the estimated amount of fees and expenses that have been incurred by CDM, or by which CDM will otherwise become liable for, in connection with the proposed initial public offering of units of CDM Resource Partners, L.P. Such listing also sets forth the estimated amount of such fees and expenses that remains unpaid.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES
REGARDING REGENCY AND MERGER SUB
     Except as set forth in the disclosure letter delivered to CDM by Regency at or prior to the execution of this Agreement (the “Regency Disclosure Letter”) and making reference to the particular subsection of this Agreement to which exception is being taken (provided that any information set forth in one section or subsection of the Regency Disclosure Letter shall be deemed to apply to each other section or subsection thereof to which its relevance is reasonably apparent), Regency and Merger Sub, jointly and severally, represent and warrant to CDM and the Partners as follows:
     Section 4.1 Existence; Good Standing; Corporate Authority. Regency is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. Regency is duly qualified to do business and, to the extent such concept or a similar concept exists in the relevant jurisdiction, is in good standing under the laws of any jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and is not reasonably likely to have a Regency Material Adverse Effect. Each of Regency and Merger Sub has all requisite partnership or company power and authority to own, operate and lease its properties and to carry on its business as now conducted. The copies of the certificate of limited partnership or formation, and the partnership agreement or limited liability agreement, of Regency and Merger Sub previously made available to CDM are true, complete and correct and contain all amendments as of the date of this Agreement.
     Section 4.2 Authorization, Validity and Effect of Agreements. Regency has the requisite partnership power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated by this Agreement and such other Transaction Documents. Merger Sub has the requisite company power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated by this Agreement and such other Transaction Documents. The execution of this Agreement and the other Transaction Documents to which it is a party, respectively, and the consummation by Regency and Merger Sub of the transactions contemplated hereby and thereby have been duly authorized by all requisite partnership action on behalf of Regency and all requisite company action on behalf of Merger Sub. Each of Regency and Merger Sub has duly executed and delivered this Agreement. The other Transaction Documents to which Regency or Merger Sub is to be a party have been or will be duly executed and delivered by Regency and Merger Sub, as the case may be, and (assuming each of the Transaction Documents constitutes the valid and legally binding obligation of the parties hereto and thereto, other than Regency and Merger Sub), such Transaction Documents constitute or, if not yet executed, will at Closing constitute, valid and legally binding obligations of Regency and Merger Sub, as the case may be, enforceable against Regency and Merger Sub, as the case may be, in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights and general principles of equity.
     Section 4.3 Regency Gas Services, LP and Merger Sub. All of the outstanding membership interests of Merger Sub are owned by Regency Gas Services LP, a wholly owned Subsidiary of Regency. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and, as of the Effective Time, will not have engaged in any activities other than in connection with the transactions contemplated by this Agreement. For federal income tax purposes, both Regency Gas Services LP and Merger Sub have always been treated and properly classified for federal tax purposes as disregarded entities and will be so treated and classified as of the Closing Date.

     Section 4.4 Compliance with Laws; Permits. Except for such matters as, individually or in the aggregate, have not had and are not reasonably likely to have a Regency Material Adverse Effect:
     (a) Neither Regency nor any Subsidiary of Regency is in violation of any Applicable Laws, and no claim is pending or, to the knowledge of Regency, threatened with respect to any such matters. No condition exists that does or could reasonably be expected to constitute a violation of or deficiency under any Applicable Law by Regency or any Subsidiary of Regency.
     (b) Regency and each Subsidiary of Regency hold all permits, licenses, certifications, variations, exemptions, orders, franchises and approvals of all Governmental Agencies necessary for the lawful conduct of their respective businesses (the “Regency Permits”). All Regency Permits are in full force and effect, there exist no defaults thereunder or breaches thereof, and Regency has no notice or actual knowledge that such Regency Permits will not be renewed in the ordinary course. No Governmental Agency has given, or to the knowledge of Regency threatened to give, any written notice regarding any action to terminate, cancel or reform any Regency Permit.
     (c) Regency and each Subsidiary of Regency possess all permits, licenses, operating authorities, orders, exemptions, franchises, variances, consents, approvals or other authorizations required for the present ownership and operation of all of its owned or leased real property (“Regency Real Property”). There exists no default or breach with respect to, and no party or Governmental Agency has taken or, to the knowledge of Regency, threatened to take, any action to terminate, cancel or reform any such permit, license, operating authority, order, exemption, franchise, variance, consent, approval or other authorization pertaining to the Regency Real Property.
     Section 4.5 No Conflict.
     (a) Neither the execution and delivery by Regency and Merger Sub of this Agreement, any other Transaction Document to which it is or will be at Closing a party or any instrument required hereby or thereby to be executed and delivered by either of them at Closing nor the performance by either of them of their obligations hereunder or thereunder will (i) conflict with or result in a breach of any provisions of the certificate of limited partnership or formation, or the partnership agreement or limited liability company agreement of Regency or Merger Sub, as the case may be; (ii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in the creation of any Lien upon any of the properties of Regency or its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, or otherwise result in a detriment to Regency or any of its Subsidiaries under, any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, deed of trust, license, concession, franchise, permit, lease, contract, agreement, joint venture or other instrument or obligation to which Regency or any of its Subsidiaries is a party, or by which Regency or any of its Subsidiaries or any of their properties may be bound or subject; or (iii) subject to the filings and other matters referred to in Section 4.5(b), contravene or conflict with or constitute a violation of any provision of any Applicable Laws or judgment or decree, except as, in the case of matters described in clause (ii) or (iii), individually or in the aggregate, that have not had and are not reasonably likely to have a Regency Material Adverse Effect.
     (b) Neither the execution and delivery by Regency or Merger Sub of this Agreement nor the consummation by either of them of the transactions contemplated hereby in accordance with the terms hereof will require any consent, approval, qualification or authorization of, or filing or registration with, any court or Governmental Agency, other than (i) the Regulatory Filings, (ii) the filing of a listing application with the NASDAQ Stock Market LLC pursuant to Section 5.5, and (iii) the filing of the Certificate of Merger with the Secretary of State of each of the States of Delaware and Texas, except for any consent, approval, qualification or authorization the failure to obtain which, and for any filing or registration the failure to make which, has not had and is not reasonably likely to have a Regency Material Adverse Effect.
     Section 4.6 SEC Documents.
     (a) Regency and its Subsidiaries have timely filed with the Securities and Exchange Commission (the “SEC”) all documents (including exhibits and any amendments thereto) required to be so filed by them since January 1, 2007 pursuant to Sections 13(a), 14(a) and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and have made available to the Partners all such documents (other than preliminary materials) they have so filed, each in the form (including exhibits and any amendments thereto) filed with the SEC (collectively, the “Regency Reports”). As of its respective date, each Regency Report (i) complied in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except for any statements in any Regency Report that have been modified by one or more subsequent Regency Reports that were filed with the SEC prior to the date hereof.
     (b) Each of the consolidated balance sheets included in or incorporated by reference into the Regency Reports (including related notes and schedules) complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and fairly presents in all material respects the consolidated financial position of Regency and its Subsidiaries (or such entities as indicated in such balance sheet) as of its date, and each of the consolidated statements of operations, cash flows and changes in stockholders’ equity included in or incorporated by reference into the Regency Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, cash flows or changes in stockholders’ equity, as the case may be, of Regency and its Subsidiaries (or such entities as indicated in such balance sheet) for the periods set forth therein (subject, in the case of unaudited statements, to (x) such exceptions as may be permitted by Form 10-Q of the SEC and (y) normal, recurring year-end audit adjustments that are not material in the aggregate), in each case in accordance with the books and records of Regency and GAAP consistently applied during the periods involved, except as may be noted therein. Neither Regency nor any of its Subsidiaries has any liability or obligation of any nature (whether or not absolute, accrued, fixed, contingent or otherwise) that would be required to be reflected in, reserved against or otherwise described on a consolidated balance sheet of Regency or in the notes thereto in accordance with GAAP, except: (w) those set forth or reflected in the consolidated balance sheet of Regency and its Subsidiaries, or the notes thereto, included in Regency Reports, (x) those incurred since September 30, 2007 in the ordinary course of business and consistent with past practice, (y) liabilities and obligations relating to the transactions contemplated by this Agreement and the related financing associated therewith, or (z) as would not have, individually or in the aggregate, a Regency Material Adverse Effect.
     Section 4.7 Class D Common Units. Upon the consummation of the transactions contemplated hereby, the Class D Common Units issued to the Partners pursuant to this Agreement will have been issued and sold by Regency in accordance with all applicable federal and state securities laws (assuming the accuracy of the representations and warranties of the Partners in Sections 2.4 and 2.5), and will be duly authorized, validly issued, fully paid and, except as required to the contrary by the Delaware Revised Uniform Limited Partnership Act, nonassessable. Upon issuance at Closing, the Class D Common Units issued to the Partners will be free of any Liens other than those created by the Partners, arising under applicable securities laws, arising under the Partnership Agreement, or arising under this Agreement or the Escrow Agreement and will not be issued in violation of any preemptive rights.
     Section 4.8 Capital Structure. As of the date of this Agreement, the authorized equity interests of Regency are as set forth in the Regency Partnership Agreement. Regency’s issued and outstanding equity interests are accurately reflected in the Regency Reports as of the dates reflected therein. As of the date of this Agreement, except as so described in the Regency Reports and for changes since the most recent Regency Report reflecting Regency’s capital structure that have resulted from the grant or exercise of options pursuant to, or from issuances or purchases under, Regency’s incentive unit plan, there are no outstanding: (i) equity interests or equity interest equivalents or other voting securities of Regency; (ii) securities convertible into or exchangeable for any equity interests or equity interest equivalents or other voting securities of Regency or of any Subsidiary of Regency; or (iii) options, warrants, calls, rights (including preemptive rights), commitments or agreements to which Regency or any Subsidiary of Regency is a party or by which it is bound in any case obligating Regency or any Subsidiary of Regency to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional equity interests or equity interest equivalents or other voting securities or obligating Regency or any Subsidiary of Regency to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.
     Section 4.9 Investment Intent. Regency will, pursuant to the Merger, acquire the Partnership Interests for Regency’s own account with the present intention of owning the Surviving Company after the Closing for investment purposes and not with a view to or for sale in connection with any public distribution in violation of any federal or state securities laws. In connection with the Merger, Regency and Merger Sub have had the opportunity to examine all aspects of CDM, its operations, and its financial condition that Regency and Merger Sub deemed relevant, and have had access to all information with respect to CDM and its business in order to make an evaluation thereof. In connection with the Merger, Regency and Merger Sub have had the opportunity to ask such questions of and receive answers from officers, employees and representatives of CDM concerning CDM and to obtain such additional information about CDM as Regency and Merger Sub have deemed necessary for an evaluation thereof; provided, however, that in no event shall any such examination, investigation or information be deemed to modify, amend, change or otherwise qualify in any respect the representations, warranties, covenants and agreements of CDM or either of the Partners in this Agreement. In evaluating the acquisition of the Partnership Interests, Regency has not been furnished and has not relied upon any representations or warranties other than as contained in the representations and warranties of CDM and the Partners in this Agreement.
     Section 4.10 Litigation. Except as described in the Regency Reports, there are no actions, suits or proceedings pending against Regency or any of its Subsidiaries or, to Regency’s knowledge, threatened against Regency or any of its Subsidiaries, at law or in equity or in any arbitration or similar proceedings, before or by any court, commission, board, bureau, agency or instrumentality or any arbitral or other dispute resolution body, that, individually or in the aggregate, have had or are reasonably likely to have a Regency Material Adverse Effect.
     Section 4.11 Absence of Certain Changes. Since September 30, 2007 to the date of this Agreement, there has not been (i) a Regency Material Adverse Effect or (ii) except as described in the Regency Reports filed with the SEC or as specifically contemplated by this Agreement, (A) any material change by Regency or any of its Subsidiaries in any of its accounting methods, principles or practices or any of its tax methods, practices or elections applicable to Regency’s consolidated financial statements; (B) any declaration, setting aside or payment of any dividend or distribution in respect of any partnership interest of Regency or any redemption, purchase or other acquisition of any of its partnership interests; (C) any split, combination or reclassification of any partnership interest of Regency or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for its partnership interests; (D) any damage to or any destruction or loss of physical properties owned or used by Regency or any of its Subsidiaries, whether or not covered by insurance, that individually or in the aggregate constitutes a Regency Material Adverse Effect; or (E) any reevaluations by Regency or any of its Subsidiaries of any of their assets that, in accordance with GAAP, Regency will reflect in its consolidated financial statements, including any impairment of assets, and which in the aggregate are material to them. Since September 30, 2007 through the date of this Agreement, the business of Regency has been conducted in all material respects in the ordinary course consistent with past practice, except as may have otherwise been disclosed in the Regency Reports.
     Section 4.12 Taxes. In each tax year since its formation up to and including the current tax year, at least 90% of Regency’s gross income has been income that is “qualifying income” within the meaning of Section 7704(d) of the Code. From and at all times since its formation, Regency has qualified and has been properly treated as a partnership for U.S. federal income tax purposes under Section 7704(c) of the Code, and all Tax Returns have been prepared consistently therewith.

     Section 4.13 Financial Ability. At the Closing, Regency will have cash on hand or available financing to provide, in the aggregate, funds sufficient to consummate the Merger, to pay the Aggregate Cash Consideration and to pay the Payoff Amount. There is no default existing, or which with notice or the passage of time may exist, under Regency’s existing credit or other financing agreements with respect to its existing lines of credit and other borrowed money financings that could reasonably be expected to prevent Regency from having such financing available by the time of Closing.
     Section 4.14 No Brokers. Neither Regency nor Merger Sub has entered into any contract, arrangement or understanding with any Person that may result in the obligation of the Partners to pay any finder’s fees, brokerage or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that Regency has retained UBS Securities LLC as Regency’s financial advisor, whose fees and expenses shall be paid by Regency.
ARTICLE 5
COVENANTS
     Section 5.1 Conduct of Business. From and after the date of this Agreement to the Effective Time, except as set forth in Section 5.1 of the CDM Disclosure Letter or as any other provision of this Agreement expressly permits or provides or (provided that CDM has provided Regency with advance written notice of the proposed action to the extent practicable) as required by Applicable Laws, unless Regency has consented in writing thereto (which consent shall not be unreasonably withheld, conditioned or delayed), CDM:
     (a) shall conduct its operations according to its usual, regular and ordinary course in substantially the same manner as heretofore conducted;
     (b) shall use its commercially reasonable efforts to preserve intact its business organizations and goodwill, to keep available the services of its officers and employees and to maintain satisfactory relationships with those persons having business relationships with it;
     (c) shall not amend its certificate of limited partnership or its partnership agreement;
     (d) shall promptly notify Regency if CDM acquires knowledge of any material adverse change in its financial condition, results of operations or business or any termination, cancellation, repudiation or material breach of any CDM Material Contract (or communications indicating that the same may be contemplated), or any litigation or proceedings (including arbitration and other dispute resolution proceedings) or governmental complaints, investigations, inquiries or hearings (or communications indicating that the same may be contemplated) or any material developments in any such litigation, proceedings, complaints, investigations, inquiries or hearings;
     (e) shall not (i) issue any partnership interest or other equity security, or effect any change in its capitalization as it exists on the date of this Agreement, (ii) grant, confer or award any option, warrant, conversion right or other right to acquire or otherwise with respect to any partnership interest, membership interest or other equity security, or grant or issue any restricted securities; (iii) with respect to any of its former, present or future officers, directors or employees, increase any compensation or benefits, award or pay any bonuses, establish any bonus plan or arrangement or enter into, amend or extend (or permit the extension of) any employment or consulting agreement, except in each case as required by Applicable Laws, or (v) adopt any new employee benefit plan or agreement (including any equity option, benefit or purchase plan) or amend (except as required by Applicable Laws) any existing employee benefit plan in any respect;
     (f) shall not (i) declare, set aside or pay any dividend or make any other distribution or payment with respect to any of its partnership interests or (ii) redeem, purchase or otherwise acquire any of its partnership interests, or make any commitment for any such action;
     (g) shall not sell, lease, license, encumber or otherwise dispose of, or enter into a contract to sell, lease, license, encumber or otherwise dispose of, any of its assets that are, individually or in the aggregate, material to it, except for (i) Liens under CDM’s revolving credit facility (as such facility exists as of the date of this Agreement and as may be amended or modified pursuant to the terms of this Agreement; provided, however, that in no event shall any such amendment or modification be construed to affect the limitation on the Allowed Debt Amount set forth in Section 1.6(b)(iii)) and that attach to assets upon their acquisition by CDM in accordance with the terms of this Agreement, (ii) sales of surplus or obsolete equipment, (iii) sales or other dispositions of other assets in the ordinary course of business or (iv) Permitted Liens;
     (h) shall not (i) acquire or agree to acquire by merging or consolidating with, or by purchasing an equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, (ii) acquire or agree to acquire, directly or indirectly, any assets or securities that would require a filing or approval under the HSR Act or any other antitrust law or (iii) enter into new Compression Operating Leases;
     (i) shall not change any of the material accounting principles or practices used by it except as may be required as a result of a change in GAAP;
     (j) shall use commercially reasonable efforts to maintain in full force without interruption its present insurance policies or comparable insurance coverage;
     (k) shall not (i) make or rescind any material election relating to Taxes, including elections for any and all joint ventures, partnerships, limited liability companies, working interests or other investments where it has the capacity to make such binding election, (ii) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes except to the extent of any reserve reflected on CDM’s Most Recent Balance Sheet relating to such matter that was established in the ordinary course of business consistent with past practice, or (iii) change in any material respect any of its methods of reporting any item for tax purposes from those employed in the preparation of its Tax Returns for the most recent taxable year for which a return has been filed, except as may be required by Applicable Laws;
     (l) shall not (i) incur any Indebtedness or guarantee any such Indebtedness or issue or sell any debt securities or warrants or rights to acquire any of its debt securities or guarantee any debt securities of others, other than (A) borrowings under CDM’s revolving credit facility, existing as of the date of this Agreement, to acquire inventory, compressor package components and compressor units (including packaging fees) or otherwise for CDM’s working capital and general business purpose in the ordinary course of business, in each case consistent with past practice, to the extent the aggregate principal amount of such borrowings does not exceed the sum of (A) for the calendar month of December, the product equal to (x) $483,871 multiplied by (y) the number of days from and after, but including, the date of this Agreement until, but not including, the date of each such borrowing, and (B) for each calendar month during 2008 commencing before Closing occurs, an amount equal to $5,000,000 plus an amount equal to the product of (x) $416,667 multiplied by (y) the number of days in that respective month from and after, but not including, the seventh day of such month until, but not including, the date of each such borrowing during that month, (ii) except in the ordinary course of business, enter into any material lease (whether such lease is an operating or capital lease) or (iii) create or permit any Liens on its property (other than Permitted Liens and Liens relating to Indebtedness described in Section 5.12(d));
     (m) shall not waive any material claims or rights pertaining to its business;
     (n) shall not adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other restructuring;
     (o) shall not enter into any commitments, contracts, agreements or understandings that would constitute a CDM Material Contract or amend, modify or terminate in any material respect any CDM Material Contract;
     (p) shall not make any capital expenditure or make any commitment to make any capital expenditures that would result in a monthly expenditure in excess of $15,000,000 per month or relate to a time period beyond January 31, 2009 (so long as each such capital expenditure and commitment is made in the ordinary course of business and is consistent with past practice), other than (i) pursuant to existing commitments set forth in the CDM Material Contracts (ii) to acquire compressor unit components and packager commitments or completed compressor units or spare parts for inventory in the ordinary course of business and consistent with past practice, or (iii) as may be necessary to maintain or restore safe operations or to respond to any catastrophe or other emergency situation;
     (q) shall not take any action that would reasonably be expected to result in any condition in Article 6 not being satisfied; and

     (r) shall not agree in writing or otherwise to take any of the prohibited actions described above;
each of such actions set forth in subsections (a) through (r) hereof being the “Enumerated Actions”.
     Section 5.2 Filings; Commercially Reasonable Efforts, Etc.
     (a) Subject to the terms and conditions herein provided, the Parties shall:
     (i) make their respective required filings under the HSR Act, which filings shall be made promptly (which shall be not more than five Business Days after the date hereof), and thereafter shall promptly make any other required submissions under the HSR Act;
     (ii) use their commercially reasonable efforts to cooperate with one another in (A) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, Governmental Agencies in connection with the execution and delivery of this Agreement and the consummation of the Merger and the transactions contemplated by this Agreement; and (B) subject to Section 5.2(c), timely making all such filings and timely seeking all such consents, approvals, permits or authorizations without causing a Regency Material Adverse Effect or a CDM Material Adverse Effect;
     (iii) promptly notify each other of any communication concerning this Agreement or the transactions contemplated hereby to that Party from any Governmental Agency and permit the other Parties to review in advance any proposed communication concerning this Agreement or the transactions contemplated hereby from such Party to any Governmental Agency, except that a Party’s HSR filings need not be disclosed to the other Parties;
     (iv) to the extent practicable, not participate or agree to participate in any meeting or discussion with any Governmental Agency in respect of any filing, investigation or other inquiry concerning this Agreement or the transactions contemplated hereby unless it consults with the other Parties in advance and, to the extent permitted by such Governmental Agency, gives the other Parties the opportunity to attend and participate in such meeting or discussion;
     (v) furnish the other Parties with copies of all correspondence, filings and communications between it and its Affiliates and representatives on the one hand, and any Government Agency or members of any such Governmental Agency’s staff on the other hand, with respect to this Agreement and the transactions contemplated hereby, except that (A) a Party’s HSR filings need not be disclosed to the other Parties and (B) disclosure need not be made to the extent that such disclosure would reasonably be expected to jeopardize applicable attorney/client privilege or would violate contractual obligations;

     (vi) furnish the other Parties with such necessary information and reasonable assistance as such other Parties and their respective Affiliates may reasonably request in connection with their preparation of necessary filings, registrations or submissions of information to any Governmental Agency, including any filings necessary or appropriate under the provisions of the HSR Act;
     (vii) “substantially comply” and certify substantial compliance with any request for additional information (also known as a “second request”) issued pursuant to the HSR Act as soon as reasonably practicable following the issuance of the request for additional information;
     (viii) subject to Section 5.2(c), upon the terms and subject to the conditions herein provided, use their commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under Applicable Laws or otherwise to consummate and make effective, in as expeditious manner as practicable, the transactions contemplated by this Agreement, including using commercially reasonable efforts to satisfy the conditions precedent to the obligations of any of the Parties hereto, to obtain all necessary authorizations, consents and approvals, and to effect all necessary registrations and filings; and
     (ix) not take any action that could reasonably be expected to delay materially or adversely affect in a material respect the ability of any of the Parties to obtain any consent, authorization, order or approval of any Governmental Agency or the expiration of any applicable waiting period required to consummate the transactions contemplated by this Agreement.
     (b) Without limiting Section 5.2(a), but subject to Section 5.2(c), the Parties shall each use commercially reasonable efforts:
     (i) to cause the expiration or termination of the applicable waiting period under the HSR Act as soon as practicable;
     (ii) to avoid the entry of, or to have vacated, terminated or modified, any decree, order or judgment that would restrain, prevent or delay the Closing; and
     (iii) to take any and all steps necessary to obtain any consents or eliminate any impediments to the Merger.
     (c) Notwithstanding anything herein to the contrary, nothing in this Agreement shall require any of Regency, the Partners or CDM to dispose of any of its assets or to limit its freedom of action with respect to any of its businesses, or to consent to any disposition of its assets or limits on its freedom of action with respect to any of its businesses, whether prior to or after the Effective Time, or to commit or agree to any of the foregoing, to obtain any consents, approvals, permits or authorizations or to remove any impediments to the Merger relating to Antitrust Laws or to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding relating to the HSR Act or other antitrust, competition, premerger notification or trade-regulation law, regulation or order (“Antitrust Laws”). In addition, notwithstanding anything to the contrary herein, nothing in this Section 5.2 shall require any of the Parties to disclose to the other Parties confidential information about third parties in connection with seeking approvals from Governmental Agencies to the extent that such disclosures would constitute violations of contractual obligations or legal duties, provided that this sentence shall not permit any Party to fail to disclose any information required to be filed with a Governmental Agency by this Agreement.
     Section 5.3 Inspection. From the date of this Agreement until the earlier to occur of the Effective Time and termination of this Agreement, CDM shall allow all officers, attorneys, accountants and other representatives designated by Regency reasonable access, at all reasonable times during normal business hours, upon reasonable notice, to (i) the personnel, records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs of CDM, including inspection of such properties and (ii) the (A) personnel, records and files, correspondence, audits and properties of CDM MAX, LLC that reasonably relate to the business and affairs of CDM MAX, LLC when it was a Subsidiary of CDM that are also reasonably necessary in order for Regency to assess the risks and consequences of CDM or the Surviving Company becoming subject to the actual or potential liabilities or obligations of CDM MAX, LLC (it being understood that Regency shall not be afforded access for such purpose to the proprietary Daily Resource Management Service Model or engineering data of CDM MAX, LLC), or (B) financial information that is reasonably necessary in order for Regency properly to prepare filings with the SEC regarding financial statements of CDM in accordance with Section 3-05 of Regulation S-X; provided that no investigation pursuant to this Section 5.3 shall affect any representation or warranty given by any Party hereunder. Notwithstanding the foregoing, CDM shall not be required to provide any information that (x) it reasonably believes it may not provide to Regency by reason of Applicable Laws, (y) the disclosure of which would reasonably be expected to jeopardize applicable attorney/client privilege or work product protections, or (z) it is required to keep confidential by reason of contract or agreement with third parties. The Parties shall use commercially reasonable efforts to make reasonable and appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. All data, reports, interpretations, forecasts, ideas, records and other information obtained pursuant to this Section 5.3 relating to CDM shall be governed by the Confidentiality Agreement dated October 1, 2007 between Regency and Riverstone Holdings, LLC (the “Confidentiality Agreement”). All information obtained pursuant to this Section 5.3 regarding CDM MAX, LLC shall be subject to the confidentiality agreement dated the date of this Agreement between Regency and CDM MAX, LLC. All requests for site visits and related discussions or questions regarding procedures shall be coordinated with an executive officer of CDM, unless any such individual directs otherwise, and in no event shall Regency or anyone on Regency’s behalf communicate with any supplier, customer, creditor, bank or employee (other than those employees listed in Section 5.3 of the CDM Disclosure Letter) of CDM concerning or related to the Merger, unless CDM consents in advance to such communication and is consulted as to the manner in which such communication is made. Any site inspection (including any environmental inspection or review) of any compressor in the field shall require the consent of the operator of the field and the owner of any surface estate that must be crossed to access such compressor, and any site inspection of any CDM Real Property shall require the consent of the applicable lessor. Regency shall promptly discharge any Liens that arise against the CDM Real Property as a result of such due diligence. For the avoidance of doubt, the term “inspection” herein shall not encompass, and neither Regency nor its representatives shall be entitled to conduct (except as may be consented to in writing by CDM), any invasive, surface or subsurface testing or sampling, whether contemplated by any on-site investigation conducted in accordance with the current ASTM standards for the conduct of a Phase II on-site investigation or otherwise, including any soil borings, hand borings, geoprobes, test pits, or monitoring wells. In connection with any environmental due diligence by Regency, Regency agrees to return CDM Real Property to substantially the same condition as existed prior to such environmental due diligence. REGENCY SHALL PROTECT, DEFEND, INDEMNIFY AND HOLD CDM AND THE PARTNER INDEMNIFIED PARTIES HARMLESS FROM AND AGAINST ANY AND ALL DAMAGES (AS DEFINED IN SECTION 8.2(a)(i)) ARISING OUT OF OR RELATING TO THE DUE DILIGENCE CONDUCTED BY REGENCY, REGENCY’S AFFILIATES OR ANY PERSON ACTING ON REGENCY’S OR ITS AFFILIATE’S BEHALF (COLLECTIVELY, “REGENCY REPRESENTATIVES”), IN CONNECTION WITH ANY DUE DILIGENCE CONDUCTED PURSUANT TO OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING ANY SITE VISITS, SITE INSPECTIONS AND ANY SAMPLING OF ANY ENVIRONMENTAL MEDIA; REGARDLESS OF WHETHER SUCH DAMAGES ARE CAUSED BY (IN WHOLE OR IN PART) THE SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL FAULT OF CDM OR ANY PARTNER INDEMNIFIED PARTY EXCEPTING ONLY THOSE DAMAGES ACTUALLY CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF CDM OR ANY PARTNER INDEMNIFIED PARTY. Without limiting the foregoing, for purposes of this Section 5.3, “Damages” includes demands, claims, lawsuits, causes of action, losses, investigations and other proceedings, and other elements of “Damages” related thereto, brought by or asserted by CDM’s customers and the owners of any affected surfaces estates. Regency shall, and shall cause the Regency Representatives to, comply fully with all rules, regulations, policies and instructions reasonably issued by CDM and provided to Regency regarding such Person’s actions while upon, entering or leaving any property. Regency shall not, and shall cause the Regency Representatives not to, unreasonably interfere with the day-to-day operations of the business of CDM in conducting any due diligence activities.
     Section 5.4 Publicity. The Parties acknowledge that they intend for there to be a public announcement regarding this Agreement that is to be mutually agreed upon and that is to be issued before the opening of trading on the NASDAQ Global Select Market on the next trading day after execution and delivery of this Agreement. Each of Regency and CDM shall consult with each other before issuing any press release or similar public announcement pertaining to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public announcement without the prior consent of the other Party, which consent shall not be unreasonably withheld, delayed or conditioned, except as may be required by Applicable Laws or by obligations pursuant to any listing agreement with any national securities exchange, in which case the Party proposing to issue such press release or make such public announcement shall use commercially reasonable efforts to consult in good faith with the other Party before issuing any such press releases or making any such public announcements. Each of the Partners agrees that it shall not issue or allow to be issued (except by CDM in accordance with this Section 5.4) any press release or similar public announcement pertaining to this Agreement or the transactions contemplated hereby, without the prior written consent of Regency.
     Section 5.5 Listing Application. Regency shall use commercially reasonable efforts to prepare and submit promptly to The NASDAQ Stock Market LLC a listing application covering the Common Units issuable upon conversion of the Class D Common Units issuable in connection with the Merger and shall use commercially reasonable efforts to obtain, prior to the Effective Time, approval for the listing of such Common Units, subject to official notice of issuance.
     Section 5.6 Expenses. The Partners shall pay all the costs and expenses incurred in connection with the preparation, execution and delivery of this Agreement and all documents and instruments executed pursuant hereto and any other costs and expenses whatsoever and howsoever incurred by CDM on or before the Closing Date and by any of the Partners that relate to the transactions contemplated by this Agreement. Regency or one or more of its Affiliates shall pay all the costs and expenses incurred in connection with the preparation, execution and delivery of this Agreement and all documents and instruments executed pursuant hereto and any other costs and expenses whatsoever and howsoever incurred by Regency and any of its Subsidiaries that relate to the transactions contemplated by this Agreement. Regency shall be solely responsible for the statutory filing fees under the HSR Act.
     Section 5.7 Notification. Each Party shall give to the others prompt notice of (i) any representation or warranty made by it or contained in this Agreement that, to such Party’s knowledge, has become untrue or inaccurate in any material respect, (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement and (iii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the Merger; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement. If, at Closing, CDM and the Partners cannot in good faith deliver the certificates contemplated by Section 6.3(c) without one or more exceptions identified therein and as a result Regency is not required to consummate the Closing, and Regency elects to consummate the Closing notwithstanding such exception or exceptions, then the obligations of the Partners to indemnify Regency pursuant to Sections 8.2(a)(i) and (ii) shall be determined as if such exception or exceptions constituted part of the CDM Disclosure Letter if CDM and the Partners notify Regency in writing of such exception(s) before Closing, provided that Regency shall have the unilateral right to extend Closing by not more than five Business Days after the date on which Regency receives such notification of such exception(s), and, if such extension would cause Closing to occur after the Termination Date, to extend the Termination Date to not later than such fifth Business Day. If, at Closing, Regency cannot in good faith deliver the certificate contemplated by Section 6.2(c) without one or more exceptions identified therein and as a result CDM and the Partners are not required to consummate the Closing, and the Partners elect to consummate the Closing notwithstanding such exception or exceptions, then the obligations of Regency to indemnify the Partners pursuant to Sections 8.3(a)(i) and (ii) shall be determined as if such exception or exceptions constituted part of the Regency Disclosure Letter if Regency notifies the Partners in writing of such exception(s) before

Closing, provided that the Partners shall have the unilateral right to extend Closing by not more than five Business Days after the date on which they receive such notification of such exception(s), and, if such extension would cause Closing to occur after the Termination Date, to extend the Termination Date to not later than such fifth Business Day. From and after the date of this Agreement to the Effective Time, Regency shall promptly notify CDM if Regency acquires knowledge of any material adverse change in its financial condition, results of operations or business.
     Section 5.8 Employee Matters.
     (a) To the extent Regency or one of Regency’s Subsidiaries (including the Surviving Company ) continues to employ any employees of CDM immediately after the Closing, the period of employment with CDM of each employee of CDM shall be deemed to be employment and service with Regency and Regency’s Subsidiaries (including the Surviving Company), as applicable, for benefit plan eligibility and vesting purposes (but not for purposes of benefit accruals or benefit computations) under all of Regency’s employee benefit plans, programs, policies or arrangements to the extent service with Regency is recognized under any such plan, program, policy or arrangement.
     (b) In connection with the continued employment of such employees of CDM, Regency shall use its reasonable efforts to (i) waive all limitations as to preexisting conditions, evidence of insurability, exclusions, waiting periods and actively-at-work requirements with respect to participation and coverage requirements applicable to each employee under any employee health plans established by Regency in which such employee may be eligible to participate on or after the Closing Date and (ii) provide each employee with credit for any co-payments, deductibles and out-of-pocket expenses paid prior to the Closing Date in satisfying any applicable co-payment, deductible and out-of-pocket expense requirements under such employee health plans in which such employee may be eligible to participate on or after the Closing Date.
     (c) Regency may conduct discussions and negotiations with the employees of CDM with regard to the terms of their employment by Regency or one of Regency’s Affiliates.
     (d) Nothing in this Agreement, whether express or implied, shall constitute (i) an obligation of Regency or any of its Affiliates to maintain the employment of, any particular employee of CDM or (ii) an amendment or modification to, or be construed as amending or modifying, any benefit plan, program or agreement sponsored, maintained or contributed to by Regency, CDM or any of their respective Subsidiaries or shall limit the right of Regency, the Surviving Company or any of their respective Subsidiaries to amend, terminate or otherwise modify any such benefit plan, program or agreement after the Closing Date. No employee of Regency, CDM or any of their respective Subsidiaries is intended to be a beneficiary of the provisions of this Section 5.8.

     Section 5.9 Class D Common Units.
     (a) Each Partner agrees that the Class D Common Units issuable to it pursuant to the terms of this Agreement (and the Common Units issuable upon conversion thereof) shall not be offered for sale, sold, assigned, pledged, hypothecated, transferred, exchanged or otherwise disposed of (a “transfer”) unless the offer and sale is registered under the Securities Act of 1933, as amended (the “Securities Act”), and applicable state securities laws or an exemption from such registration is available and complied with, and that, if any such transfer or offer thereof is proposed to be effected pursuant to any such exemption, then the holder of the Class D Common Units (or the Common Units issuable upon conversion thereof) must, prior to such transfer, furnish to Regency and its transfer agent such certifications, legal opinions or other information as they may reasonably require to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act or any state or foreign securities law.
     (b) The Partners acknowledge the following:
     (i) The following legend may be placed on the certificates representing the Class D Common Units (and the Common Units issuable upon conversion thereof).
THE UNITS (THE “UNITS”) EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT AS SET FORTH IN THE FOLLOWING SENTENCE. BY ITS ACCEPTANCE HEREOF, THE HOLDER AGREES THAT IT WILL NOT DISTRIBUTE, OFFER, RESELL, PLEDGE OR OTHERWISE TRANSFER (INDIVIDUALLY AND COLLECTIVELY, A “TRANSFER”) THE UNITS EVIDENCED HEREBY, EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR (B) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT SUCH AS THE EXEMPTION SET FORTH IN RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE). IF THE PROPOSED TRANSFER IS TO BE MADE OTHER THAN PURSUANT TO CLAUSE (A) ABOVE, THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE ISSUER AND THE TRANSFER AGENT SUCH CERTIFICATIONS, LEGAL OPINIONS OR OTHER INFORMATION AS THEY MAY REASONABLY REQUIRE TO CONFIRM THAT SUCH TRANSFER IS BEING MADE PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF

THE SECURITIES ACT OR ANY STATE OR FOREIGN SECURITIES LAWS.
The legend set forth in the paragraph above shall be removed when the Class D Common Units (and the Common Units issuable upon conversion thereof) represented by such certificate are disposed of pursuant to an effective registration statement under the Securities Act, the certification, opinion of counsel or other information referred to above has been provided to Regency, or, in the opinion of counsel to Regency, the same are no longer required under the applicable requirements of such securities laws. The unit certificates shall also bear any additional legends required by the Regency Partnership Agreement or by applicable federal, state or foreign securities laws, which legends may be removed when, in the opinion of counsel to Regency, the same are no longer required under the Regency Partnership Agreement or by the applicable requirements of such securities laws, as the case may be.
     (ii) Stop transfer instructions have been or will be placed with respect to the Class D Common Units (and the Common Units issuable upon conversion thereof) so as to restrict the distribution, resale, pledge, hypothecation or other transfer thereof in accordance with this Agreement.
     (iii) The legend and stop transfer instructions described in subparagraphs (i) and (ii) above will be replaced with respect to any new certificate issued upon presentment by the undersigned of a certificate for transfer.
     (c) The Partners are aware that Regency has relied on the representations and warranties of the Partners set forth in Section 2.4 and Section 2.5 and on the covenants of the Partners set forth in this Section 5.9 in determining that an exemption from registration under the Securities Act, applicable state securities laws and the rules promulgated thereunder is available for the issuance of the Class D Common Units (and the Common Units issuable upon conversion thereof) by Regency to the Partners, and that, but for such representations, no issuance of the Class D Common Units (and the Common Units issuable upon conversion thereof) would be made by Regency to the Partners pursuant to this Agreement.
     Section 5.10 Exclusivity. From the date of this Agreement until the first to occur of the Closing and any termination hereof, with respect to this Agreement and the transactions contemplated hereby, CDM and the Partners agree that they will not, and it will cause their respective managers, directors, officers, employees, consultants, Affiliates and other agents and representatives (including any investment banking, legal or accounting firm retained by either Partner or CDM or any of their Agents and any individual member or employee of the foregoing) (each, an “Agent”) not to: (a) initiate, solicit or seek, directly or indirectly, any inquiries or the making or implementation of any proposal or offer with respect to a merger, acquisition, consolidation, recapitalization, liquidation, dissolution, equity investment or similar transaction involving, or any purchase or sale of all or any substantial portion of the assets or any partnership interest, membership interest or equity securities of, the Partners or CDM (any such proposal or offer being hereinafter referred to as a “Proposal”); (b) engage in any negotiations concerning, or provide any confidential information or data to, or have any substantive discussions with, any Person relating to a Proposal; (c) otherwise cooperate in any effort or attempt to make, implement or accept a Proposal; or (d) enter into a contract, arrangement or agreement with any Person relating to a Proposal. The Partners and CDM immediately shall cease, and cause to be terminated, all activities, discussions and negotiations existing as of the date of this Agreement with respect to any Proposal and, to the extent permitted by the applicable confidentiality or similar agreement governing such activities, discussions or negotiations, require all third parties (other than Regency) to such activities, discussions or negotiations to return to CDM or to destroy all confidential information of CDM or of either Partner as it relates to CDM. Each of the Partners and CDM shall cause each of their respective Agents to comply with the provisions of this Section 5.10, and any violation of this Section 5.10 by any such Agent shall be deemed a breach of this Section 5.10 by the Partners and CDM. The Partners shall not otherwise sell, transfer, pledge, assign, convey, gift, hypothecate or otherwise dispose of, directly or indirectly, any of their Partnership Interests or grant any proxy, or enter into any voting arrangement, with respect thereto.
     Section 5.11 Registration Statement. Promptly after the execution of this Agreement, CDM and the Partners shall cause the suspension of all further efforts to register the initial public offering of units of CDM Resource Partners, L.P., including under the registration statement on Form S-1 of CDM Resource Partners, L.P. (SEC File No. 333-144971).
     Section 5.12 Payoff Amounts.
     (a) At or prior to the Closing, CDM shall cause to be settled, repaid or canceled all intercompany accounts that are unpaid as of the Closing Date between CDM, on the one hand, and either of the Partners and their Affiliates (other than CDM), on the other hand.
     (b) At or prior to the Closing, the Partners shall cause CDM to extinguish all guarantees by CDM of any Indebtedness or other obligation of any third party, including either of the Partners or any of their Affiliates (other than CDM).
     (c) At or prior to the Closing, the Partners shall have caused to be released all Liens in and upon any of the property and assets of CDM, other than Permitted Liens and Liens securing Closing Indebtedness.
     (d) Not more than 10 Business Days nor less than three Business Days prior to the Closing Date, CDM shall deliver to Regency a certificate of the general partner of CDM setting forth an itemized list (including lender and amount outstanding) of (i) all Indebtedness of CDM to be outstanding as of the Closing Date (the “Closing Indebtedness”) and (ii) all operating leases to be outstanding as of the Closing Date in which CDM leases natural gas compression equipment from Caterpillar Financial Services Corporation or others (“Compression Operating Leases”). CDM shall also deliver to Regency, simultaneously with such certificate, payoff letters executed by each of the lenders or other financing sources with respect to such Closing Indebtedness and the lessors under each Compression Operating Lease, in each case in form and substance reasonably satisfactory to Regency (the “Payoff Letters”). Each Payoff Letter shall contain (x) the payoff amount, including principal, accrued but unpaid interest, fees, prepayment costs or penalties, make-whole premiums or similar costs (including a per diem amount or calculation through the Closing Date) of the Closing Indebtedness to which it relates and that will be due and payable in order to extinguish the Closing Indebtedness immediately after the Closing, and shall authorize CDM, the Surviving Company and Regency, following the payment in full of such Closing Indebtedness, to file any financing statements or take any other actions necessary to terminate any outstanding Liens relating to such Closing Indebtedness and (y) as to Compression Operating Leases, the amount required to be paid immediately after the Closing to the applicable lessors in order to exercise any purchase option and acquire good and valid title to all equipment covered thereby, free and clear of all Liens. The aggregate amount necessary to repay all the Indebtedness of CDM and to acquire such equipment under the Compression Operating Leases as of the Closing Date as set forth in the Payoff Letters is referred to herein as the “Payoff Amount”. Immediately after the Closing, Regency shall cause the Payoff Amount to be paid as contemplated by the Payoff Letters.
     Section 5.13 Financing Cooperation. CDM hereby consents to Regency’s inclusion of any audited or unaudited financial statements relating to and prepared by CDM, as reasonably requested by Regency, in any financing or in any filings that Regency desires to make with the SEC. In addition, CDM shall use commercially reasonable efforts, at Regency’s sole cost and expense, to obtain a customary comfort letter from KPMG LLP regarding financial statements of CDM as reasonably requested in connection with any registered or private offering or otherwise and to obtain the consent of KPMG LLP to the inclusion of the financial statements referenced above in appropriate filings with the SEC. CDM shall provide Regency such information regarding CDM, and make available such personnel, as Regency may reasonably request in order to assist Regency in connection with financing activities, including any public offerings to be registered under the Securities Act or private offerings.
     Section 5.14 Amendment to Partnership Agreement. Prior to consummation of the Merger, Regency shall adopt the Partnership Agreement Amendment, and the same shall be in full force and effect as of the Closing.
     Section 5.15 Post-Closing Access to Records. Regency shall preserve and keep, or shall cause the Surviving Company to preserve and keep, a copy of the books and records of CDM in existence as of the Closing Date for a period of at least seven years after the Closing Date. After such seven-year period, before Regency or the Surviving Company shall dispose of any such books and records, Regency or the Surviving Company shall give the Partners at least 45 days prior notice to such effect, and the Partners shall be given an opportunity, at their sole cost and expense, to remove and retain all or any part of such books and records as they may select. Regency or the Surviving Company shall provide to the Partners, at no cost or expense to Regency or the Surviving Company, reasonable access to such books and records during normal business hours upon written request that states an appropriate business reason to access such books and records as remain in Regency’s or the Surviving Company’s possession in connection with matters relating to the business or operations of CDM conducted on or before the Closing Date. All costs and expenses incurred by any Partner in connection with such access shall be paid by such Partner, and all such information obtained by any Partner in connection with such access shall be held in confidence, except as required by Applicable Laws, and then only after giving the disclosing person an opportunity to seek an appropriate remedy to the extent reasonably practicable. During such seven-year period, the Partners shall provide to Regency and the Surviving Company, at no charge to the Partners, reasonable access to the books and records of the Partners during normal business hours upon written request that states an appropriate business reason to access such books and records, that relate to the business or operations of CDM conducted on or before the Closing Date. For the period beginning on and including the Closing Date until the completion of the annual audit for Regency’s financial statements for the period ending December 31, 2008, the Partners shall cause CDM MAX, LLC to provide to Regency and the Surviving Company, at no charge to CDM MAX, LLC, reasonable access to the financial information of CDM MAX, LLC relating to periods ended on or prior to the date of this Agreement during normal business hours upon written request that are reasonably necessary in order for Regency properly to prepare all filings with the SEC regarding financial statements of CDM in accordance with Section 3-05 of Regulation S-X. All costs and expenses incurred by Regency in connection with the access referred to above shall be paid by Regency, and all such information obtained by Regency in connection with such access shall be held in confidence, except as required by Applicable Laws, and then only after giving the disclosing person an opportunity to seek an appropriate remedy to the extent reasonably practicable.
     Section 5.16 Insurance, Etc. Effective as of the Closing, so-called tail coverage shall be purchased under CDM’s directors and officers insurance policy existing as of the date of this Agreement to extend coverage for the Persons theretofore covered thereby for a period of at least six years after Closing as to all claims based upon occurrences prior to Closing, and all premiums and other expenses associated with such tail coverage shall be at Regency’s or the Surviving Company’s expense. In addition, notwithstanding the Merger, any indemnification, contribution, exculpation and reimbursement rights of any such Persons accrued through the Closing Date, whether under the CDM Partnership Agreement or under any contract identified in Section 5.16 of the CDM Disclosure Schedule, shall not be terminated and no rights thereunder impaired as a result of the Merger, but those rights shall survive the Closing and continue in effect thereafter in accordance with their terms with respect to events and conditions in existence at or prior to the Closing. The provisions of this Section 5.16 are intended for the benefit of, and shall be enforceable by, any current or former officer or director (or person exercising equivalent functions) of CDM and his or her heirs, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have had by contract or otherwise.
     Section 5.17 Certain Post-Closing Sales . Regency agrees that if, on or prior to the earlier of the two year anniversary of the Closing Date and the date that all of the Class D Common Units received by the Partners pursuant to the Merger have been sold in a transaction resulting in a basis adjustment under Section 743 of the Code for the benefit of the transferee(s), Regency and its Affiliates either (i) dispose of any equity interests of the Surviving Company or (ii) dispose of any assets acquired by Regency pursuant to the Merger and such disposition accelerates any “built-in gain” (as defined in Treasury Regulation 1.704-3(a)(3)(ii)) in any such asset with respect to the Class D Common Units received by the Partners in the Merger in excess of an aggregate of $10.0 million (it being the intent of the Parties that Regency shall not be obligated to make any payment or take any of the following actions contemplated in this Section 5.17 except to the extent of the excess of any accelerated built-in gain over an aggregate of $10.0 million, and the Partners shall be liable for all applicable Taxes in respect of such $10.0 million of accelerated built-in gain recognized without any obligations on Regency to take the following actions as contemplated by this Section 5.17), then Regency shall take the following actions: (i) promptly take all actions necessary or appropriate under the Partnership Agreement Amendment to convert the Required Units into Common Units; (ii) promptly take the actions contemplated by, and in accordance with the terms and subject to the conditions of, the Registration Rights Agreements as they relate to the Common Units so converted so that the applicable Holders (as defined in the Registration Rights Agreements) allocated such accelerated built-in gains may sell such Common Units under an effective registration statement as contemplated therein as soon as reasonably practicable, and in taking such actions, use commercially reasonable efforts to cause such registration statement to be declared effective so that the Holders may receive proceeds from sales of Common Units prior to the next estimated tax payment date after the disposition that results in recognition of such accelerated built-in gain, provided that if such disposition is within 15 days of such tax payment date, then the next estimated tax payment date; (iii) waive any restrictions contained in the Lock-up Agreements with respect to the sale of such Required Units or Common Units; and (iv) to the extent rates other than long-term federal capital gains rates apply to the accelerated built-in gain allocable to the Partners as a result of such disposition, promptly indemnify the Partners for an amount equal to the product of (x) the amount of such accelerated built-in gain treated as other than long-term capital gain because such assets had a holding period of one year or less at the time of disposition, times (y) the excess, if any, of the sum of (1) the highest marginal federal income tax rate applicable to individuals plus (2) 67% of the highest marginal state and city income tax rate applicable to individuals in the city of New York, over the sum of (3) the maximum federal income tax rate for net capital gains of an individual for the year such built-in gain is recognized plus (4) 67% of the maximum New York state and city income tax rate for net capital gains of an individual for the year such built-in gain is recognized. Notwithstanding any of the other provisions in this Section 5.17, in no event shall the provisions of this Section 5.17 apply to any of the Class D Common Units (or Common Units) constituting part of the Escrow Fund. For purposes of this Section 5.17, the term “Required Units” means that number of Class D Common Units as is reasonably expected to be required to be converted into Common Units so that a holder thereof may, upon a prompt sale of such Common Units, realize sufficient net proceeds therefrom, on an after-tax basis, in an amount equal to the federal income tax resulting from the recognition of such built-in gain as a result of any actions by Regency or its Affiliates described in clause (i) or (ii) of the first sentence of this Section 5.17. Regency shall provide the Partners with prompt notice of each sale of interests in the Surviving Company or assets of the Surviving Company that is reasonably likely to accelerate any built-in gain in any such asset of the Surviving Company with respect to the Class D Common Units received by the Partners in the Merger, and such notice shall describe such sale in reasonable detail, but in no event shall the failure to provide such prompt notice be construed to affect any rights of Regency under this Agreement.
     Section 5.18 Use of Name. After the Closing, notwithstanding that each of the Surviving Company and CDM MAX, LLC may continue to use “CDM” in its respective name, the other such company shall be entitled to use “CDM” in its name and in its business (including, in the case of the Surviving Company, “CDM Resource Management”), and each such company may continue to use its logo consistent with past practice. Each Party shall, and shall cause each of its Affiliates, including, in the case of the Partners, CDM MAX, LLC, to take such actions as may be reasonably requested by any Party in order to carry out this Section 5.18.

ARTICLE 6
CONDITIONS
     Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each Party to effect the Merger shall be subject to the fulfillment or waiver by each of the Parties to this Agreement (subject to Applicable Laws) at or prior to the Closing Date of the following conditions:
     (a) Any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.
     (b) None of the Parties shall be subject to any decree, order or injunction of a court of competent jurisdiction arising out of an action brought by a third Person that prohibits the consummation of the Merger.
     (c) The Common Units to be issued upon conversion of the Class D Common Units issued pursuant to the Merger shall have been authorized for listing on the NASDAQ Stock Select Market, subject to official notice of issuance.
     Section 6.2 Conditions to Obligation of CDM to Effect the Merger. The obligation of CDM and the Partners to effect the Merger and otherwise to consummate the Closing shall be subject to the fulfillment or waiver by CDM and the Partners at or prior to the Closing Date of the following conditions:
     (a) Regency and Merger Sub shall have performed, in all material respects, their covenants and agreements contained in this Agreement required to be performed on or prior to the Closing Date;
     (b) the representations and warranties of Regency and Merger Sub contained in this Agreement shall be true and correct in all material respects (provided, however, that any such representation or warranty of Regency or Merger Sub that is qualified by a materiality standard or a Material Adverse Effect qualification shall not be further qualified by materiality for purposes of this Section 6.2(b)) on and as of the Closing Date as if made on and as of such date, except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects as of such specified date;
     (c) CDM and the Partners shall have received a certificate of Regency, duly executed on its behalf by the Chief Executive Officer or Chief Financial Officer of the general partner of the general partner of Regency, dated the Closing Date, certifying to the matters set forth in subsections (a) and (b) of this Section 6.2; and
     (d) At any time after the date of this Agreement, there shall not have occurred and be continuing as of the Closing Date any change, event, occurrence, state of facts or development that individually or in the aggregate has had or is reasonably likely to have a Regency Material Adverse Effect.

     Section 6.3 Conditions to Obligation of Regency and Merger Sub to Effect the Merger. The obligations of Regency and Merger Sub to effect the Merger and otherwise to consummate the Closing shall be subject to the fulfillment or waiver by Regency at or prior to the Closing Date of the following conditions:
     (a) CDM and each of the Partners shall have performed, in all material respects, its covenants and agreements contained in this Agreement required to be performed on or prior to the Closing Date;
     (b) the representations and warranties of CDM and each of the Partners contained in this Agreement shall be true and correct in all material respects (provided, however, that any such representation or warranty of CDM or any Partner that is qualified by a materiality standard or a Material Adverse Effect qualification shall not be further qualified by materiality for purposes of this Section 6.3(b)) on and as of the Closing Date as if made on and as of such date, except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects as of such specified date;
     (c) Regency and Merger Sub shall have received (x) a certificate of CDM, duly executed on its behalf by the Chief Executive Officer or Chief Financial Officer of the general partner of CDM, dated the Closing Date, certifying to such effect as it relates to CDM and (y) a certificate of each Partner, executed on its behalf by the Chief Executive Officer or Chief Financial Officer of each of such Partner or of its manager or managing member, as the case may be, dated the Closing Date, certifying to the matters set forth in subsections (a) and (b) of this Section 6.3; and
     (d) At any time after the date of this Agreement, there shall not have occurred and be continuing as of the Closing Date any change, event, occurrence, state of facts or development that individually or in the aggregate has had or is reasonably likely to have a CDM Material Adverse Effect;
     Section 6.4 Breakage Fee. If the Merger and the Closing hereunder fail to occur on or before the date that is 35 days after the date of this Agreement, then Regency shall be responsible for the payment of the Breakage Fee as contemplated in the remaining provisions of this Section 6.4, on the terms and conditions set forth herein. If the Merger and the Closing hereunder fail to occur solely as a result of a breach by Regency or Merger Sub of one or more of their respective representations, warranties, covenants or other agreements in this Agreement, including Section 4.13, then, upon termination of this Agreement by CDM as permitted under Section 7.3, and so long as each of the conditions to Closing in Section 6.1(a) and (b) have then been satisfied and CDM is prepared and able to satisfy in good faith the conditions in Section 6.3, Regency shall pay to CDM, as compensation for such breach, the sum of $15,000,000 (the “Breakage Fee”). In furtherance of the foregoing, if the Merger and the Closing hereunder fail to occur on or before the date that is 35 days after the date of this Agreement and this Agreement has not been terminated, Regency shall deposit, within two Business Days after such date, $15,000,000 in cash with the Escrow Agent to be held subject to an escrow agreement substantially in the form attached hereto as Exhibit K (the “Breakage Fee Escrow Agreement”). Once the Breakage Fee

has been deposited under the Breakage Fee Escrow Agreement, claims by CDM under the Breakage Fee Escrow Agreement as contemplated hereby shall be the sole remedy by CDM and the Partners against Regency and Merger Sub for all breaches under this Agreement, subject to the last sentence of this Section 6.4. The Parties agree to take commercially reasonable efforts to cause such escrow agreement to be entered into by the Escrow Agent and the Parties as soon as practicable and, in any event, on or prior to the date that is 10 Business Days after the date of this Agreement. Upon such termination of this Agreement by CDM pursuant to Section 7.3, CDM shall be entitled to instruct the Escrow Agent to deliver to CDM such escrowed Breakage Fee, upon the terms set forth in the Escrow Agreement (a “Partner Claim Notice”), stating with particularity the nature of its claim for the Breakage Fee and the factual basis for which CDM is entitled to the Breakage Fee under this Agreement. Regency may within seven Business Days after receiving a Partner Claim Notice give notice to CDM and the Escrow Agent of any objection thereto (the “Regency Objection Notice”). If Regency fails to deliver timely a Regency Objection Notice, then the Escrow Agent shall distribute to CDM the escrowed Breakage Fee, along with the earned interest thereon, all in accordance with the Breakage Fee Escrow Agreement. If Regency timely delivers a Regency Objection Notice, then Regency and CDM shall promptly, and in any event within 10 days after delivery of the Regency Objection Notice, meet to attempt to resolve any disputes with respect thereto. Any unresolved disputes shall be resolved in the manner referred to in the Escrow Agreement. If this Agreement is terminated for any reason other than in accordance with Section 7.3 or if this Agreement is terminated pursuant to Section 7.3 but CDM fails to make a Partner Claim Notice within five Business Days after such termination or the Partners and Regency agree that a breach by Regency or Merger Sub was not the sole reason Closing did not occur on or before January 31, 2008, then the Escrow Agent shall disburse to Regency the escrowed Breakage Fee, along with the earned interest thereon. Regency, on the one hand, and the Partners, on the other hand, shall each be responsible for 50% of the fees and expenses of the Escrow Agent. Payment of the Breakage Fee to CDM is intended as liquidated damages, and not as a penalty, which the Parties agree to be a reasonable amount for liquidated damages under this Agreement, given that it would be impractical and extremely difficult to determine actual damages under such circumstances. If the Breakage Fee is due and payable in accordance with this Section 6.4 and CDM receives the Breakage Fee by either (x) delivery thereof from the Escrow Agent under the Breakage Fee Escrow Agreement or (y) a direct payment from CDM, then the Breakage Fee shall eliminate any other remedy available to CDM and the Partners against Regency and Merger Sub for all breaches under this Agreement by Regency and Merger Sub. Upon any such payment of the Breakage Fee by Regency to CDM, CDM and Regency shall instruct the Escrow Agent to distribute to Regency all amounts held by the Escrow Agent under the Breakage Fee Escrow Agreement. If the Breakage Fee is distributed by the Escrow Agent to Regency pursuant to the terms of the Breakage Fee Escrow Agreement, CDM and the Partners shall have all rights and remedies against Regency and Merger Sub for any liability for any material breach by Regency or Merger Sub as contemplated by Section 7.5; provided, however, that in the event the Breakage Fee is so distributed by Escrow Agent to Regency solely because CDM fails to timely deliver a Partner Claim Notice, then Regency and Merger Sub, together, shall not be liable under this Agreement for an aggregate dollar amount in excess of the dollar amount of the Breakage Fee.

ARTICLE 7
TERMINATION
     Section 7.1 Termination by Mutual Consent. This Agreement may be terminated, and the Merger may be abandoned, at any time prior to the Effective Time by the mutual written consent of CDM and Regency.
     Section 7.2 Termination by Regency or CDM. This Agreement may be terminated at any time prior to the Effective Time by action of Regency or CDM if:
     (a) the Merger shall not have been consummated by January 31, 2008, as such date may be extended in accordance with Section 5.7 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this clause (a) shall not be available to Regency if either Regency or Merger Sub shall have failed to perform or observe in any material respect any of its obligations under this Agreement in any manner and such failure shall have been the cause of, or resulted in, the failure of the Merger to occur on or before such date; and provided, further however, that the right to terminate this Agreement pursuant to this clause (a) shall not be available to CDM if CDM or either Partner shall have failed to perform or observe in any material respect any of its obligations under this Agreement in any manner and such failure shall have been the cause of, or resulted in, the failure of the Merger to occur on or before such date;
     (b) a court of competent jurisdiction or Governmental Agency shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; provided, however, that the Party seeking to terminate this Agreement pursuant to this clause (b) (which, if such Party is CDM, shall be deemed also to include each Partner for satisfying the remainder of this clause) shall have complied with Section 5.2 and, with respect to other matters not covered by Section 5.2, shall have used its commercially reasonable efforts to remove such injunction, order or decree.
     Section 7.3 Termination by CDM. This Agreement may be terminated at any time prior to the Effective Time by action of the general partner of CDM if Regency or Merger Sub shall have breached any representation or warranty or failed to perform any covenant or agreement set forth in this Agreement or any representation or warranty of Regency or Merger Sub shall have become untrue, in any case such that the conditions set forth in Section 6.2 would not be satisfied (assuming for purposes of this Section 7.3 that the references in Section 6.2 to “Closing Date” mean the date of termination pursuant to this Section 7.3), and such breach shall not be curable, or, if curable, shall not have been cured within 10 Business Days after written notice of such breach is given to Regency by CDM (but in no event after the Termination Date); provided, however, that CDM may not terminate this Agreement under this Section 7.3 if it or either Partner is then in breach of any representation, warranty, covenant or agreement set forth in this Agreement such that Regency would then be entitled to terminate this Agreement under Section 7.4 (without giving effect to the proviso in Section 7.4). Notwithstanding the foregoing, if Regency is required to deposit the $15,000,000 with the Escrow Agent pursuant to the terms of

Section 6.4, and fails to do so within the two Business Day period specified therein, then this Agreement may be terminated by action of the general partner of CDM unless CDM or the Partners have failed or refused to execute a counterpart of the Breakage Fee Escrow Agreement.
     Section 7.4 Termination by Regency. This Agreement may be terminated at any time prior to the Effective Time by action of the general partner of Regency if CDM or either Partner shall have breached any representation or warranty or failed to perform any covenant or agreement set forth in this Agreement or any representation or warranty of CDM or either Partner shall have become untrue, in any case such that the conditions set forth in Section 6.3 would not be satisfied (assuming for purposes of this Section 7.4 that the references in Section 6.3 to “Closing Date” mean the date of termination pursuant to this Section 7.4), and such breach shall not be curable, or, if curable, shall not have been cured within 10 Business Days after written notice of such breach is given to CDM or a Partner, as the case may be, by Regency (but in no event after the Termination Date); provided, however, that Regency may not terminate this Agreement under this Section 7.4 if Regency or Merger Sub is then in breach of any representation, warranty, covenant or agreement set forth in this Agreement such that CDM would then be entitled to terminate this Agreement under Section 7.3 (without giving effect to the proviso in Section 7.3).
     Section 7.5 Effect of Termination. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article 7, all obligations of the Parties shall terminate, except the obligations of the Parties pursuant to the Confidentiality Agreement, the Regency Letter Agreement, this Section 7.5, the fourth, ninth and tenth sentence of Section 5.3, Section 5.6 and Section 6.4 and except for the provisions of Sections 10.1, 10.2, 10.3, 10.5, 10.7, 10.8, 10.9, 10.11, 10.12, 10.14 and 10.15, provided that nothing herein shall relieve any Party from any liability for any material breach by such Party of any of its representations, warranties, covenants or agreements set forth in this Agreement and all rights and remedies of the nonbreaching Parties under this Agreement, at law or in equity, shall be preserved, subject, however, to the terms of Section 6.4.
     Section 7.6 Extension; Waiver. At any time prior to the Effective Time, CDM, on the one hand, and Regency, on the other hand, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of Regency and Merger Sub, on the one hand, and CDM and each of the Partners, on the other hand, (b) waive any inaccuracies in the representations and warranties made or contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of CDM and the Partners, on the one hand, and Regency and Merger Sub, on the other hand, contained herein. Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

ARTICLE 8
SURVIVAL; INDEMNIFICATION
     Section 8.1 Survival.
     (a) All of the respective representations, warranties, covenants, agreements, indemnities and claims for Damages of the Parties contained in this Agreement shall, without regard to any investigation made by any Party, survive the Closing Date as follows:
     (i) The following shall survive until the earlier to occur of expiration of the applicable statute of limitations and December 31, 2011: (A) the Partners’ representations and warranties contained in Sections 2.1, 2.2, 2.7, 3.1, 3.2, 3.3 and 3.17 (collectively, the “Partner Specified Representations”) and Section 3.10, (B) the representations and warranties of Regency and Merger Sub contained in Sections 4.1, 4.2, 4.7, and 4.14 (collectively, the “Regency Specified Representations”) and the last sentence of Section 4.3 and all of Section 4.12 (“Regency Tax Representations”), (C) any claim for Damages under Section 8.2(a)(iii) and (D) any claim for Damages under Section 8.2(a)(iv) that results from any breach of Applicable Laws, contract or other obligation by, or any other liability (absolute or contingent) of, CDM MAX, LLC, in each case of which any of CDM MAX, LLC, CDM or either of the Partners had knowledge, or should have had knowledge, prior to the Closing;
     (ii) The covenants, agreements and indemnities in Article 9 shall survive the Closing until the earlier to occur of expiration of the applicable statute of limitations plus 90 days and December 31, 2011;
     (iii) The other covenants and agreements that by their terms contemplate performance after the Closing Date shall survive the Closing in accordance with their respective terms until such covenant or agreement has been performed, plus 90 days thereafter for each such covenant or agreement, but in no event later than December 31, 2011 (except only for the covenants specified in Sections 5.15 and 5.16, which survive for the periods expressly provided therein); and
     (iv) The following shall survive the Closing for a period ending on the day that is one year following the Closing Date: (A) all representations and warranties of CDM and the Partners other than as specified under subparagraph (i)(A) above, (B) all representations and warranties of Regency and Merger Sub other than as specified under subparagraph (i)(B) above, (C) any claim for Damages under Section 8.2(a)(iv) other than as specified under subparagraph (i)(D) above, and (D) all other representations, warranties, covenants, agreements, indemnities and claims for Damages of the Parties arising under or in connection with this Agreement not otherwise specified in subparagraphs (i) through (iii) above.

     The applicable survival period set forth above for each such covenant, agreement, representation or warranty is referred to herein as the “Survival Period”.
     (b) No claim for Damages or other relief of any kind (including a claim under Section 8.2(a) or Section 8.3(a)) arising out of or relating to the breach of any covenant, agreement, representation or warranty under this Agreement may be brought unless a written notice describing the nature of the claim, the theory of liability or the nature of the relief sought and the material factual assertions upon which the claim is based is given to the other Party, before the termination of the applicable Survival Period. Notwithstanding anything herein to the contrary, any covenant, agreement, representation or warranty that would otherwise terminate shall continue to survive for any claim for Damages with respect to which such notice is given pursuant to this Agreement prior to the end of the Survival Period, until the matter is finally resolved and any related Damages are paid.
     Section 8.2 Indemnification by the Partners.
     (a) Except as otherwise provided in Article 9 below with respect to tax matters and subject to the further provisions hereof, the Partners, jointly and severally, shall pay, defend, indemnify and hold Regency, Merger Sub, and their respective Affiliates and respective successors and permitted assigns, and their respective officers, directors, managers, employees, agents and representatives, and each of their heirs, executors, successors and assigns (“Regency Indemnified Parties”), harmless from and against and in respect of:
     (i) Any and all actual damages relating to any demands, claims, lawsuits, causes of action, losses, investigations and other proceedings (whether or not before a court or Governmental Agency and whether or not brought by a third party), including reasonable attorney’s fees, court costs and other documented out-of-pocket expenses incurred in investigating or preparing for the foregoing (collectively, “Damages”), that arise out of any breach of any of the covenants or other agreements of CDM and of either Partner in this Agreement (other than the covenants, agreements and indemnities in Article 9, which shall be subject to Article 9);
     (ii) Damages that arise out of any breach of the representations and warranties of CDM and of either Partner in this Agreement (other than in Section 3.10, which shall be subject to Article 9);
     (iii) The amount of any Indebtedness of CDM as of the Closing Date, and the amount required to be paid under Compression Operating Leases to acquire good and valid title to all equipment covered thereby, free and clear of all Liens, in each case that was not included in the calculation of the Payoff Amount, and any and all reasonable and documented out-of-pocket costs and expenses incurred by Regency or the Surviving Company and their respective Affiliates in connection with extinguishing any such Indebtedness and/or acquiring such equipment; and

     (iv) Damages that relate in any way to the ownership by CDM prior to Closing, or the liabilities and obligations, of CDM MAX, LLC, whether because of the prior ownership thereof by CDM, or its operations or business activities, or otherwise, other than any Damages resulting solely from, and in accordance with, the ongoing performance of the compressor service agreements between CDM and CDM MAX, LLC entered into in the ordinary course of business and consistent with past practice for service agreements generally (but, as to any such service agreements existing prior to the Closing, only if such agreements were listed in Section 3.18 of the CDM Disclosure Schedule).
     (b) The foregoing obligation to indemnify the Regency Indemnified Parties shall be subject to each of the following qualifications and limitations:
     (i) The Partners’ indemnification obligations under Sections 8.2(a)(i) and (ii) shall terminate upon expiration of the applicable Survival Period.
     (ii) No reimbursement or payment for any Damages asserted against the Partners under Section 8.2(a)(ii) above (other than in connection with any of the Partner Specified Representations, which shall not be subject to any of the limits in this clause (ii), and other than the representations and warranties in Section 3.10, which shall be subject to Section 9.1(a)) shall be required unless and until the cumulative aggregate amount of such Damages equals or exceeds $3,250,000 (the “Partners’ Threshold”), in which case the Regency Indemnified Parties shall be entitled to indemnification and then only to the extent that the cumulative aggregate amount of Damages, as finally determined, exceeds $3,250,000; provided that any Damages that individually (which, for this purpose, shall be combined with all Damages based upon the same or substantially related set of facts) total less than $50,000 (“De Minimis Regency Losses”) shall be excluded in their entirety and the Partners in no event shall have any liability hereunder to any Regency Indemnified Parties for any such De Minimis Regency Losses.
     (iii) For all determinations made after the Closing regarding the existence of a breach of any of the Partner’s or CDM’s representations and warranties in Articles 2 or 3 (other than Section 3.10) for the purposes of Section 8.2(a)(ii) or the amount of any Damages with respect thereto, all such representations and warranties that are qualified by materiality or by reference to CDM Material Adverse Effect shall be deemed to be not so qualified.
     (iv) No reimbursement or payment for any Damages asserted against the Partners under Section 8.2(a)(iv) above shall be required unless and until the cumulative aggregate amount of such Damages equals or exceeds $500,000, in which case the Regency Indemnified Parties shall be entitled to indemnification and then only to the extent that the cumulative aggregate amount of such Damages, as finally determined, exceeds $500,000.

     (v) Notwithstanding anything to the contrary contained in this Agreement, the aggregate amount required to be paid by the Partners to the Regency Indemnified Parties for all Damages asserted against the Partners under Section 8.2(a)(i) (but solely as it relates to covenants and agreements that by their terms do not contemplate performance after the Closing; all other covenants and agreements shall be subject only to the limit specified in clause (vi)), Section 8.2(a)(ii) (other than in connection with any of the Partner Specified Representations, which shall be subject only to the limit specified in clause (vi), and other than the representations and warranties in Section 3.10, which shall be subject to Section 9.1(a)) and Section 8.2(a)(iv) shall not exceed $118,250,000.
     (vi) The aggregate amount of Damages and other monetary liabilities and obligations for which the Partners are liable under this Agreement shall not exceed the Final Purchase Price.
     (c) After Closing, except as expressly otherwise provided in Article 9 of this Agreement or in another agreement in writing, the indemnity provided in this Section 8.2 shall be the sole and exclusive remedy of the Regency Indemnified Parties against the Partners at law or in equity under this Agreement and the transactions contemplated hereby, other than for fraud; provided, however, that the foregoing exclusion for fraud shall not be deemed a waiver of any defenses that may be available in respect of actions or claims for fraud, including defenses of statutes of limitations or limitations of damages. The Parties agree to treat any indemnity payment made pursuant to this Section 8.2 as an adjustment to the Final Purchase Price unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.
     (d) The Regency Indemnified Party seeking indemnification under Section 8.2 (the “Regency Party”) shall give the Partners prompt written notice of any third party claim that may give rise to any indemnity obligation under this Section, together with the estimated amount of such claim, and the Partners shall have the right to assume the defense of any such claim through counsel of their own choosing, by so notifying the Regency Party within 30 days of receipt of the Regency Party’s written notice. Failure of the Regency Party to give prompt notice shall not affect the indemnification obligations hereunder except to the extent of actual prejudice. If the Regency Party desires to participate in, but not control, any such defense assumed by the Partners, it may do so at its sole cost and expense; provided that the Regency Party may have one counsel paid for by the Partners if, in the reasonable opinion of counsel to the Regency Party, a conflict or potential conflict exists between the Partners and the Regency Party that would make such representation advisable. If the Partners fail to assume any such defense, they shall be liable to the extent provided under Section 8.2(a) for all reasonable costs and expenses of defending such claim incurred by the Regency Party, including reasonable fees and disbursements of counsel if it is ultimately determined that the Partners are liable for such claim pursuant to the terms of this Agreement. No Partner shall, without the prior written consent of the Regency Party, which consent shall not be unreasonably withheld, delayed, or conditioned, settle, compromise or offer to settle or compromise any such claim or demand on a basis that would result in the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Regency

Party or any Subsidiary or Affiliate thereof or if such settlement or compromise does not include an unconditional release of the Regency Party for any liability arising out of such claim or demand or any related claim or demand. The Regency Party shall not, without the prior written consent of each of the Partners, which consent shall not be unreasonably withheld, delayed, or conditioned, settle, compromise or offer to settle or compromise any such claim or demand on a basis that would result in the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of such Partner or any Subsidiary or Affiliate thereof or if such settlement or compromise does not include an unconditional release of such Partner for any liability arising out of such claim or demand or any related claim or demand.
     (e) The Partners shall not be entitled to assume the defense of such third-party claim if:
     (i) the third-party claim seeks, in addition to or in lieu of monetary damages, any injunctive or other equitable relief (except where non-monetary relief is merely incidental to a primary claim or claims for monetary damages);
     (ii) the third-party claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; or
     (iii) the third-party claim would reasonably be expected to give rise to Damages that are more than twice the amount then indemnifiable by the Partners pursuant to this Article 8; provided that, notwithstanding anything to the contrary in Section 8.2(d), if such expected amount of Damages exceeds the amount then so indemnifiable by the Partners but is less than twice the amount then so indemnifiable, then, subject to a customary joint defense agreement that each of the Partners and the relevant Regency Indemnified Party shall in good faith negotiate and enter into together, the Partners and the relevant Regency Indemnified Party shall equally and mutually control the defense of such third party claim, provided, that if such joint defense is prohibited by Applicable Laws, then, with respect to such third-party claim, whoever has the greater exposure, as reasonably determined, as between the indemnification obligations under Section 8.2 as it relates to the Partners, on the one hand, and the potential for Damages that are not subject to indemnification under Section 8.2 as it relates to the Regency Indemnified Party, on the other hand, shall be entitled to control the defense of such third party claim.
If the Partners are not entitled to assume or share such defense, they may nonetheless participate in such defense at their sole cost and expense.
     Section 8.3 Indemnification by Regency.
     (a) Except as otherwise provided in Article 9 below with respect to tax matters and subject to the further provisions hereof, Regency and Merger Sub shall jointly and severally defend, indemnify and hold the Partners and their respective Affiliates, successors and permitted assigns, and their respective officers, directors, managers, employees, agents, and representatives, and each of their heirs, executors, successors and assigns (the “Partner Indemnified Parties”), harmless from and against and in respect of:
     (i) Damages that arise out of any breach of any of the covenants or other agreements of Regency or Merger Sub in this Agreement (other than the covenants, agreements and indemnities in Article 9, which shall be subject to Article 9); and
     (ii) Damages that arise out of any breach of any of the representations and warranties of Regency and Merger Sub in this Agreement (other than the Regency Tax Representations, which shall be subject to Article 9).
     (b) The foregoing obligation to indemnify the Partner Indemnified Parties shall be subject to each of the following qualifications and limitations:
     (i) The indemnification obligations of Regency and Merger Sub under Section 8.3(a) shall terminate upon expiration of the applicable Survival Period.
     (ii) No reimbursement or payment for any Damages asserted against Regency under Section 8.3(a) above (other than in connection with the Regency Specified Representations, which shall not be subject to any of the limits in this clause (ii), and other than the Regency Tax Representations, which shall be subject to Section 9.1(c)) shall be required unless and until the cumulative aggregate amount of such Damages equals or exceeds $3,250,000 (the “Regency Threshold”), in which case the Partner Indemnified Parties shall be entitled to indemnification and then only to the extent the cumulative aggregate amount of Damages, as finally determined, exceeds $3,250,000; provided that any Damages that individually (which, for this purpose, shall be combined with all Damages based upon the same or substantially related set of facts) total less than $50,000 (“De Minimis Partner Losses”) shall be excluded in their entirety and Regency in no event shall have any liability hereunder to any Partner Indemnified Parties for any such De Minimis Partner Losses. The limitations described in the Section 8.3(b)(ii) shall not apply to Regency’s indemnity obligations under Section 5.3.
     (iii) For all determinations made after the Closing regarding the existence of a breach of any of Regency’s or Merger Sub’s representations and warranties in Article 4 (other the Regency Tax Representations), for the purposes of Section 8.3(a)(ii) or the amount of any Damages with respect thereto (other than in each such instance the representations and warranties in Section 4.6(a), which shall not be subject to the deemed modifications contemplated in this subparagraph (iii)), all such representations and warranties that are qualified by materiality or by reference to Regency Material Adverse Effect shall be deemed to be not so qualified.
     (iv) Notwithstanding anything to the contrary contained in this Agreement, the aggregate amount required to be paid by Regency and Merger

Sub to the Partner Indemnified Parties for all Damages asserted against Regency and Merger Sub under Section 8.2(a)(i) (but solely as it relates to covenants and agreements that by their terms do not contemplate performance after the Closing; all other covenants and agreements shall be subject only to the limit specified in clause (v)) and Section 8.3(a)(ii) (other than in connection with any of the Regency Specified Representations, which shall be subject only to the limit specified in clause (v)) shall not exceed $118,250,000.
     (v) The aggregate amount of Damages and other monetary liabilities and obligations for which Regency and Merger Sub are liable under this Agreement shall not exceed the Final Purchase Price.
     (c) After Closing, except as expressly otherwise provided in Article 9 of this Agreement or in another agreement in writing, the indemnity provided in this Section 8.3 shall be the sole and exclusive remedy of the Partner Indemnified Parties against Regency at law or in equity under this Agreement and the transactions contemplated hereby, other than for fraud; provided, however, that the foregoing exclusion for fraud shall not be deemed a waiver of any defenses that may be available in respect of actions or claims for fraud, including defenses of statutes of limitations or limitations of damages. The Parties agree to treat any indemnity payment made pursuant to Section 8.3(a) as an adjustment to the Final Purchase Price unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.
     (d) The Partner Indemnified Party seeking indemnification under Section 8.3 (the “Partner Party”) shall give Regency prompt written notice of any third party claim that may give rise to any indemnity obligation under this Section, together with the estimated amount of such claim, and Regency shall have the right to assume the defense of any such claim through counsel of its own choosing, by so notifying the Partner Party within 30 days of receipt of the Partner Party’s written notice. Failure of the Partner Party to give prompt notice shall not affect the indemnification obligations hereunder except to the extent of actual prejudice. If the Partner Party desires to participate in, but not control, any such defense assumed by Regency it may do so at its sole cost and expense, provided that the Partner Party may have one counsel paid for by Regency if, in the reasonable opinion to the Partner Party, a conflict or potential conflict exists between the Partner Party and Regency that would make such representation advisable If Regency fails to assume any such defense, it shall be liable for all reasonable costs and expenses of defending such claim incurred by the Partner Party, including reasonable fees and disbursements of counsel if it is ultimately determined that Regency is liable for such claims pursuant to the terms of this Agreement. Neither Regency nor the Surviving Company shall, without the prior written consent of the Partner Party, which consent shall not be unreasonably withheld, delayed, or conditioned, settle, compromise or offer to settle or compromise any such claim or demand on a basis that would result in the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Partner Party or any Subsidiary or Affiliate thereof or if such settlement or compromise does not include an unconditional release of the Partner Party for any liability arising out of such claim or demand or any related claim or demand. The Partner Party shall not, without the prior written consent of Regency, which consent shall not be unreasonably withheld, delayed, or conditioned, settle, compromise or offer to settle or compromise any such claim or demand on a basis that would result in the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of Regency or the Surviving Company or any Subsidiary or Affiliate thereof or if such settlement or compromise does not include an unconditional release of Regency and the Surviving Company for any liability arising out of such claim or demand or any related claim or demand.
     (e) Regency shall not be entitled to assume the defense of such third-party claim if:
     (i) the third-party claim seeks, in addition to or in lieu of monetary damages, any injunctive or other equitable relief (except where non-monetary relief is merely incidental to a primary claim or claims for monetary damages);
     (ii) the third-party claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; or
     (iii) the third-party claim would reasonably be expected to give rise to Damages that are more than twice the amount then indemnifiable by Regency pursuant to this Article 8; provided that, notwithstanding anything to the contrary in Section 8.3(d), if such expected amount of Damages exceeds the amount then so indemnifiable by Regency but is less than twice the amount then so indemnifiable, then, subject to a customary joint defense agreement that Regency and the relevant Partner Party shall in good faith negotiate and enter into together, Regency and the relevant Partner Party shall equally and mutually control the defense of such third party claim; provided, that if such joint defense is prohibited by Applicable Laws, then, with respect to such third-party claim, whoever has the greater exposure, as reasonably determined, as between the indemnification obligations under Section 8.3 as it relates to Regency and Merger Sub, on the one hand, and the potential for Damages that are not subject to indemnification under Section 8.3 as it relates to the Partner Party, on the other hand, shall be entitled to control the defense of such third party claim.
If Regency is not entitled to assume or share such defense, it may nonetheless participate in such defense at its sole cost and expense.
     Section 8.4 Other Indemnification Matters.
     (a) The amount of any Damages for which indemnification is provided under this Article 8 shall be computed net of any insurance or other proceeds actually received by the indemnified Person in connection with such Damages. Each of the Regency Indemnified Persons and each of the Partner Indemnified Persons shall pursue in good faith claims under any applicable insurance policies and against other third parties who may reasonably be expected to be responsible for such Damages. A Party subject to indemnifying another Person under this Agreement may defer such payment obligation pending resolution of any claims that are still being pursued by such indemnified party as contemplated in the immediately preceding sentence; however, if any such claim is still being pursued one year after the date of the Closing, such indemnifying Party shall nonetheless make, or cause to be made, such indemnification payment, which payment shall be subject to prompt reimbursement to the extent of the amount, if any, ultimately collected by such indemnified person prior to December 31, 2011.
     (b) Except as may otherwise be agreed in writing, the rights of Regency under Section 1.9 as it relates to the Escrow Fund, the indemnification provisions in this Article 8, and the provisions in Article 9 shall represent the exclusive remedies of the Parties under this Agreement after the Closing. Notwithstanding anything to the contrary herein, except as specified in the immediately preceding sentence (including as may otherwise be agreed in writing) or for fraud, after Closing, no Party shall have any liability, and no Party shall make any claim, for any Damages or other matter (and Regency, Merger Sub, CDM and the Partners hereby waive any right of contribution against the other), under or arising out of this Agreement or the Merger. EXCEPT AS MAY OTHERWISE BE AGREED EXPRESSLY IN WRITING, NOTWITHSTANDING ANYTHING THAT MAY BE EXPRESSED OR IMPLIED TO THE CONTRARY HEREIN OR UNDER ANY LEGAL CONSTRUCT, NO RECOURSE UNDER OR BY REASON OF THIS AGREEMENT SHALL BE HAD AGAINST ANY FORMER, CURRENT OR FUTURE OWNER, PARTNER, MEMBER, MANAGER, AFFILIATE (OTHER THAN CDM) OR ASSIGNEE OF THE PARTNERS OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, MANAGERS, AGENTS, EMPLOYEES OR AFFILIATES OR ANY OTHER PERSON RELATED TO OR ASSOCIATED WITH ANY OF THE FOREGOING, DIRECTLY OR INDIRECTLY, WHETHER BY THE ENFORCEMENT OF ANY ASSESSMENT OR BY ANY LEGAL OR EQUITABLE PROCEEDING, OR BY VIRTUE OF ANY STATUTE, REGULATION OR OTHER APPLICABLE LAWS, IT BEING EXPRESSLY AGREED AND ACKNOWLEDGED THAT NO PERSONAL LIABILITY WHATSOEVER SHALL ATTACH TO, BE IMPOSED ON OR OTHERWISE BE INCURRED BY ANY FORMER, CURRENT OR FUTURE OWNER, PARTNER, MEMBER, MANAGER, AFFILIATE (OTHER THAN CDM) OR ASSIGNEE OF THE PARTNERS OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, MANAGERS, AGENTS, EMPLOYEES OR AFFILIATES OR ANY OTHER PERSON RELATED TO OR ASSOCIATED WITH ANY OF THE FOREGOING, DIRECTLY OR INDIRECTLY, AS SUCH, FOR ANY OBLIGATIONS OF THE PARTNERS HEREUNDER.
     (c) NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, NO PARTY SHALL BE LIABLE FOR SPECIAL, PUNITIVE, EXEMPLARY, CONSEQUENTIAL OR INDIRECT DAMAGES, LOST PROFITS OR LOST BENEFITS, LOSS OF ENTERPRISE VALUE, DIMINUTION IN VALUE OF ANY BUSINESS, DAMAGE TO REPUTATION OR LOSS TO GOODWILL, WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, OTHER LAW OR OTHERWISE AND WHETHER OR NOT ARISING FROM ANY OTHER PARTY’S SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT; PROVIDED, HOWEVER, THAT THIS SECTION 8.4(c) SHALL NOT LIMIT A PARTY’S RIGHT TO RECOVERY UNDER ARTICLE 8 FOR ANY SUCH DAMAGES TO THE EXTENT SUCH PARTY IS REQUIRED TO PAY SUCH

DAMAGES TO AN UNAFFILIATED THIRD PARTY IN CONNECTION WITH A MATTER FOR WHICH SUCH PARTY IS OTHERWISE ENTITLED TO INDEMNIFICATION UNDER THIS ARTICLE 8 AND PROVIDED, FURTHER, HOWEVER, THAT THIS SECTION 8.4(c) SHALL NOT LIMIT A PARTY’S RIGHT TO RECOVERY UNDER ARTICLE 8 FOR ANY DAMAGES TO THE EXTENT THAT THEY RELATE TO A BREACH OF SECTION 3.7(a) or (b) OR SECTION 4.6(b), PROVIDED THAT ANY SUCH DAMAGES SHALL BE CALCULATED, (A) WITH RESPECT TO ANY SUCH BREACH BY CDM AND THE PARTNERS, TO EQUAL THE DIFFERENCE IN VALUE THAT REGENCY PAID FOR THE PARTNERSHIP INTERESTS ASSUMING NO SUCH BREACH AND THE VALUE THAT A REASONABLY PRUDENT PERSON WOULD HAVE ATTRIBUTED TO THE PARTNERSHIP INTERESTS AFTER TAKING INTO ACCOUNT SUCH BREACH, ASSUMING ALL OTHER FACTORS ARE THE SAME IN VALUING THE PARTNERSHIP INTERESTS AND ASSUMING THE SAME VALUATION METHODS AND MULTIPLES AS REASONABLY UTILIZED BY REGENCY AND (B) WITH RESPECT TO ANY SUCH BREACH BY REGENCY OR MERGER SUB, TO EQUAL THE DIFFERENCE IN VALUE OF A COMMON UNIT IN CALCULATING THE DISCOUNTED AVERAGE PRICE, WITHOUT ANY SUCH DISCOUNT APPLIED THEREON, AND THE VALUE THAT A REASONABLY PRUDENT PERSON WOULD HAVE ATTRIBUTED TO THE VALUE OF THE COMMON UNITS AS OF THE CLOSING DATE AFTER TAKING INTO ACCOUNT SUCH BREACH, ASSUMING THE SAME IMPLIED TRADING MULTIPLE FOR THE COMMON UNITS ON THE BASIS OF EBITDA OF REGENCY AS OF SEPTEMBER 30, 2007.
     (d) NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, IT IS THE EXPLICIT INTENT OF EACH PARTY HERETO, AND THE PARTIES HEREBY AGREE, THAT NONE OF THE PARTIES, NOR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES, HAS MADE OR IS MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WRITTEN OR ORAL, INCLUDING ANY IMPLIED REPRESENTATION OR WARRANTY AS TO THE CONDITION, MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE PARTNERSHIP INTERESTS, THE CLASS D COMMON UNITS, THE COMMON UNITS, CDM, REGENCY OR ANY OF THEIR RESPECTIVE ASSETS, OR ANY PART THEREOF, EXCEPT THOSE EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, AND WITHOUT IN ANY WAY LIMITING THE FOREGOING, NO REPRESENTATION OR WARRANTY IS MADE WITH RESPECT TO ANY FINANCIAL PROJECTIONS OR FORECASTS.
     (e) Notwithstanding any of the other provisions of this Agreement, none of the Partners or any of the other Partner Indemnified Parties shall be entitled to any recovery under the CDM Partnership Agreement or otherwise against CDM or the Surviving Company for any breach by a Partner or CDM under this Agreement and for which the Partners are liable for indemnification or other payment under this Agreement, and each of the Partners and the Partner Indemnified Parties hereby waives and relinquishes any such rights to make such claims.

     (f) The rights and obligations under this Article 8 shall apply only after the Closing.
ARTICLE 9
TAX MATTERS
     Section 9.1 Tax Indemnification.
     (a) The Partners shall jointly and severally indemnify and hold Regency and its Affiliates harmless from (i) all liability for Taxes of CDM and its Subsidiaries (and any Taxes of the Partners or any other Person for which either CDM or any of its Subsidiaries may be liable by contract, operation of law, or otherwise) with regard to any taxable period ending on or before the Closing Date (the “Pre-Closing Period”) and the portion ending on the Closing Date of any taxable period that begins before and ends after the Closing Date (a “Straddle Period”) and (ii) all Taxes that are the subject of a breach of any of the representations and warranties set forth in Section 3.10 of this Agreement.
     (b) With respect to a Straddle Period, the portion of Taxes attributable to the portion of such taxable period ending on the Closing Date shall be calculated as though the tax year terminated as of the close of business on the Closing Date; provided, however, that, in the case of a Tax not based on income, receipts, proceeds, profits or similar items, such Taxes shall be equal to the amount of Tax for the taxable period multiplied by a fraction, the numerator of which shall be the number of days from the beginning of the taxable period through the Closing Date and the denominator of which shall be the number of days in the taxable period.
     (c) Regency shall indemnify and hold the Partners and their Affiliates harmless from and against (i) any and all Taxes of, or pertaining or attributable to, CDM and/or the Surviving Company and its Subsidiaries with respect to any taxable period or portion of a Straddle Period that begins after the Closing Date and (ii) all Taxes that are the subject of a breach of any of the Regency Tax Representations.
     (d) The indemnities provided in this Section 9.1 shall survive the Closing until the earlier of (i) a period of 90 days following the applicable statutes of limitation plus any extensions or waivers thereof and (ii) December 31, 2011.
     (e) The tax indemnification rights, obligations, and procedures set forth in this Article shall in no way be limited or modified by the indemnification provisions of Article 8, other than Section 8.2(b)(vi) and Section 8.3(b)(v).
     Section 9.2 Preparation and Filing of Tax Returns.
     (a) The Partners shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for CDM for all Pre-Closing Periods, and shall pay all Taxes due with respect to such Tax Returns. At least 20 days prior to the due date (including any extensions) of such Tax Returns, the Partners shall furnish a copy of such Tax Return to

Regency. The Partners shall permit Regency to review and comment on such Tax Returns.
     (b) Regency shall prepare or cause to be prepared and file or cause to be filed any post-Closing Tax Returns (any Tax Return that is required to be filed for CDM or its assets with respect to any Tax period beginning after the Closing Date).
     (c) Regency shall prepare any Tax Return with respect to a Straddle Period. The Partners shall be responsible for Taxes of CDM relating to the portion of the Straddle Period occurring before and on the Closing Date, except to the extent accrued on the Financial Statements. Regency shall deliver, at least 20 days prior to the due date for filing such Tax Return (including any extension) to the Partners a statement setting forth the amount of Tax that each Partner owes and copies of such Straddle Return. The Partners shall have the right to review such Tax Returns and the allocation of taxable income, if any, and liability for Taxes and to suggest to Regency any reasonable changes to such Tax Returns no later than 10 days prior to the date for the filing of such Tax Returns. The Partners and Regency agree to consult and to attempt to resolve in good faith any issue arising as a result of the review of such Tax Returns with respect to a Straddle Period and allocation of taxable income, if any, and liability for Taxes and mutually to consent to the filing as promptly as possible of such Tax Returns. Not later than five days before the due date for the payment of Taxes with respect to such Tax Returns, the Partners shall pay or cause to be paid to Regency an amount equal to the Taxes as agreed to by Regency and the Partners as being owed by the Partners. If Regency and the Partners cannot agree on the amount of Taxes owed by the Partners with respect to a Tax Return with respect to a Straddle Period, the Partners shall pay or cause to be paid to Regency the amount of Taxes reasonably determined by the Partners to be owed by the Partners, and Regency shall file the Tax Return and pay the entire Tax shown to be due on such Tax Return. Within 10 days after such payment, the Partners and Regency shall refer the matter to an independent “Big-Four” accounting firm agreed to by Regency and the Partners to arbitrate the dispute. The Partners and Regency shall equally share the fees and expenses of such accounting firm and its determination as to the amounts owed by the Partners and Regency with respect to a Tax Return with respect to a Straddle Period shall be binding on the Partners and Regency. Within five days after the determination by such accounting firm, if necessary, the appropriate Party shall pay the other Party any amount, including interest thereon, that is determined by such accounting firm to be owed.
     (d) Regency and the Partners agree to provide such assistance as may reasonably be requested by the other Party in connection with the preparation of any Tax Return, any audit or other examination by any Taxing Authority or any judicial or administrative proceedings relating to liability for Taxes, and each will retain and provide the requesting Party with any records or information that may be relevant to such return, audit or examination, proceedings or determination. Any information obtained pursuant to this Section 9.2(d) or pursuant to any other Section hereof providing for the sharing of information relating to or review of any Tax Return or other schedule relating to Taxes shall be kept confidential by the Parties hereto in accordance with Section 5.3 and the Regency Confidentiality Agreement.

     Section 9.3 Procedures Relating to Indemnification of Tax Claims.
     (a) If a claim shall be made by any Taxing Authority for which the Partners are or may be liable pursuant to this Agreement, Regency shall notify the Partners in writing within 10 Business Days of receipt by Regency of notice of such claim (a “Tax Claim”).
     (b) With respect to any such Tax Claim, the Partners, at the Partners’ expense, shall control all proceedings taken in connection with such Tax Claim (including selection of counsel). The Partners shall permit Regency to participate in (but not control), at Regency’s sole cost and expense, such proceeding through counsel chosen by Regency and shall keep Regency reasonably informed as to the status of such proceeding. Notwithstanding the foregoing, the Partners and Regency shall jointly control all proceedings in connection with any Tax Claim relating solely to Taxes for a Straddle Period, and all costs and expenses related to such proceedings shall be borne 50% by Regency and 50% by the Partners. No Party shall settle a Tax Claim relating solely to Taxes of CDM for a Straddle Period without the other Party’s prior written consent, and the Partners shall not settle a Tax Claim for a Pre-Closing Period without Regency’s prior written consent (neither of which consents may be unreasonably withheld, conditioned or delayed; and each of which consents shall be considered to be unreasonably withheld if such settlement has no adverse effect on the other Party).
     (c) Regency and its Affiliates (including after the Closing, the Surviving Company), on the one hand, and the Partners, on the other hand, shall cooperate with each other in contesting any Tax Claim, which cooperation shall include the retention and, at the contesting Party’s request and expense, the provision of records and information that are reasonably relevant to such Tax Claim, and making employees and representatives available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim.
     Section 9.4 Tax Refunds and Credits. Any refund or credits of Taxes paid or payable that are attributable to CDM for any Pre-Closing Period (or for any Straddle Period to the extent allocable (determined in a manner consistent with Section 9.1(b)) to the portion of such period beginning before and ending on the Closing Date) shall be for the account of the Partners. Any refunds or credits of Taxes paid or payable that are attributable to CDM for any other taxable period shall be for the account of Regency.
     Section 9.5 Tax Treatment of Payments. Except as otherwise required by Applicable Laws, the Parties shall treat any indemnification payment made pursuant to this Agreement as an adjustment to the Final Purchase Price for federal income tax purposes.
     Section 9.6 Transfer Taxes. All Transfer Taxes, if any, incurred in connection with this Agreement and the transactions contemplated hereby shall be borne 50% by Regency and 50% by the Partners. The Partners shall file, to the extent required by Applicable Laws, all necessary Tax Returns and other documentation with respect to such Transfer Taxes. Regency shall pay the Partners one- half of the amount shown as due on such Tax Returns, as determined in accordance with this Agreement, and shall, to the extent required by Applicable Laws, join in the execution of any such Tax Return. The Partners shall cooperate with Regency to reduce or eliminate any Transfer Tax. For purposes of this Agreement, “Transfer Taxes” shall mean transfer, documentary, sales, use, registration and other such Taxes (including all applicable real estate transfer taxes).
     Section 9.7 Closing Tax Certificate. At the Closing, each Partner shall deliver to Regency a certificate, signed under penalties of perjury (i) stating it is not (and no Partner is) a foreign corporation, foreign partnership, foreign trust or foreign estate, (ii) providing its U.S. Employer Identification Number and (iii) providing its address, all pursuant to Section 1445 of the Code and the regulations promulgated thereunder.
     Section 9.8 Tax Covenants. For federal income Tax purposes, the Parties agree to report the Merger as a transaction described in Code Section 721 on all Tax Returns. The Parties agree to take no action inconsistent with such treatment.
ARTICLE 10
GENERAL PROVISIONS
     Section 10.1 Notices. Except as otherwise provided herein, any notice required to be given hereunder shall be sufficient if in writing and sent by facsimile transmission, courier service (with proof of service) or hand delivery, addressed as follows:
     (a) if to Regency or Merger Sub, to it at:
Regency Energy Partners LP
1700 Pacific Avenue, Suite 2900
Dallas, Texas 75201
Attention: Chief Legal Officer
Facsimile: (214) 750-1749
with a copy, which will not constitute notice for purposes hereof, to:
GE Energy Financial Services
120 Long Ridge Road
Stamford, Connecticut 06927
Attention: Legal Department
Facsimile: (203) 357-6632

and to:
Andrews Kurth LLP
600 Travis Street, Suite 4200
Houston, Texas 77002-4200
Attention: G. Michael O’Leary or
                   W. Lance Schuler
Facsimile: (713) 238-7130
                  (713) 238-7193
     (b) if to CDM, to it at:
CDM Resource Management Ltd.
20405 Tomball Parkway
Houston, Texas 77070
Attention: President
Facsimile: (281) 376-0717
with a copy, which will not constitute notice for purposes hereof, to:
Thompson & Knight LLP
333 Clay, Suite 3300
Houston, Texas 77002
Attention: W. Christopher Schaeper
Facsimile: (713) 654-1871
and to:
Vinson & Elkins L.L.P.
666 Fifth Avenue, 26th Floor
New York, New York 10103
Attention: Aaron J. Tehan
Facsimile: (917) 849-5373
     (c) if to either Partner, to them at the respective addresses listed in Exhibit A, with copies as shown under paragraph (b) above.
or to such other address as any Party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated or delivered.
     Section 10.2 Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the Parties and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, other than Article 8 and the tenth sentence of Section 5.3, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Parties or their respective heirs, successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.
     Section 10.3 Entire Agreement. This Agreement, the exhibits to this Agreement, the CDM Disclosure Letter, the Regency Disclosure Letter, the Confidentiality Agreement, and the letter agreement dated October 23, 2007 among Regency, C/R CDM GP II, LLC, C/R CDM Holdings II, L.P., C/R CDM Investment Partnership III, L.P., CDM Investments, Ltd. and CDM Compression, LLC (the “Regency Letter Agreement”) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect thereto.
     Section 10.4 Amendments. This Agreement may be amended by the Parties. To be effective, any amendment or modification hereto must be in a written document each Party has executed and delivered to the other Parties.
     Section 10.5 Governing Law. This Agreement and the rights and obligations of the Parties shall be governed by and construed and enforced in accordance with the laws of the State of Texas without regard to the conflicts of law provisions thereof that would cause the laws of any other jurisdiction to apply.
     Section 10.6 Counterparts. This Agreement may be executed by the Parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the Parties.
     Section 10.7 Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the Parties only and shall be given no substantive or interpretative effect whatsoever.
     Section 10.8 Interpretation. For purposes of this Agreement, (a) words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other gender as the context requires, (b) the terms “hereof”, “herein”, “herewith” and “hereunder” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement and (c) the words “include”, “includes” and “including” shall be deemed to be followed by the words “without limitation”. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.
     Section 10.9 Certain Definitions.
     In this Agreement:
     (a) The phrase “to the knowledge of” and similar phrases relating to knowledge of CDM MAX, LLC, CDM, Regency or any Partner, as the case may be, shall mean the collective actual knowledge of the individuals listed in Section 10.9 of the CDM Disclosure Letter or the Regency Disclosure Letter, as the case may be.
     (b) “Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the first mentioned Person.
     (c) “Business Day” means a day other than a Saturday, Sunday or other day on which banks located in the State of Texas are authorized or required by Applicable Laws to close.
     (d) “CDM Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that individually or in the aggregate has a material adverse effect on or change in (i) the business, assets, financial condition or results of operations of CDM, except for any such change or effect that arises or results from (A) changes in general economic, capital market, regulatory or political conditions or changes in law or the interpretation thereof that, in any case, do not disproportionately affect CDM in any material respect, (B) changes that affect generally the industry in which CDM is engaged and do not disproportionately affect CDM in any material respect, (C) acts of war or terrorism that do not disproportionately affect CDM in any material respect, (D) the entry into or announcement of the Merger, actions contemplated by this Agreement, or the consummation of the transactions contemplated hereby, (E) changes in Applicable Laws or changes in GAAP as applied to CDM, or (F) any changes in commodity prices, including any commodities relating to the business of CDM, or (ii) the ability of CDM or either Partner to consummate the transactions contemplated by this Agreement or fulfill the conditions to Closing.
     (e) “Control” and its derivative expressions means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
     (f) The term “Person” means any individual, corporation, partnership, limited liability company, association, trust, incorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act).
     (g) “Regency Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that individually or in the aggregate has a material adverse effect on or change in (i) the business, assets, financial condition or results of operations of Regency and its Subsidiaries, taken as a whole, except for any such change or effect that arises or results from (A) changes in general economic, capital market, regulatory or political conditions or changes in law or the interpretation thereof that, in any case, do not disproportionately affect Regency and its Subsidiaries in any material respect, (B) changes that affect generally the industries in which Regency and its Subsidiaries are engaged and do not disproportionately affect Regency or any such Subsidiary in any material respect, (C) acts of war or terrorism that do not disproportionately affect Regency or its Subsidiaries in any material respect, (D) the entry into or announcement of the Merger, actions contemplated by this Agreement, or the consummation of the transactions contemplated hereby, (E) changes in Applicable Laws or changes in GAAP as applied to Regency, (F) any changes in commodity prices, including any commodities relating to the business of Regency and its Subsidiaries, or (G) any change in the trading prices or trading volume of the Regency Common Units (but not any change or effect underlying such change in prices or volume to the extent such change or effect would otherwise constitute a Material Adverse Effect) or (ii) the ability of Regency or Merger Sub to consummate the transactions contemplated by this Agreement or fulfill the conditions to Closing.
     (h) The term “Subsidiary,” when used with respect to any Party, means any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Party directly or indirectly owns or controls at least 50% of the securities or other interests having by their terms ordinary voting power to elect at least 50% of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Party is a general partner or managing partner.
     (i) “Transaction Documents” means, as to any Party, this Agreement, the Escrow Agreement, the Breakage Fee Escrow Agreement, the Employment Agreements, the Registration Rights Agreements, any Lock-Up Agreement and the Partnership Agreement Amendment (all as applicable), and any other agreements expressly contemplated by this Agreement to be executed and delivered by such Party at or in connection with the Closing.
     Section 10.10 Waivers. Except as provided in this Agreement, no action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, or delay or omission in the exercise of any right, power or remedy accruing to any Party as a result of any breach or default hereunder by any other Party shall be deemed to impair any such right, power or remedy, nor shall it be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any Party of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.
     Section 10.11 Incorporation of Disclosure Letters and Exhibits. The CDM Disclosure Letter, the Regency Disclosure Letter and all exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.
     Section 10.12 Severability. If any provision of this Agreement is invalid, illegal or unenforceable, that provision shall, to the extent possible, be modified in such a manner as to be valid, legal and enforceable but so as to retain most nearly the intent of the Parties as expressed herein, and if such a modification is not possible, that provision shall be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     Section 10.13 Further Assurances. Upon request from time to time, the Parties shall execute or cause to be executed and delivered such other documents and instruments and shall do such other acts that may be reasonably necessary or desirable to consummate the transactions contemplated hereby and to carry out the intent of this Agreement.
     Section 10.14 Enforcement of Agreement. The Parties agree that irreparable damage would occur if any of the provisions of Section 5.10 were not performed in accordance with their specific terms or were otherwise breached, or if the Partners and CDM did not consummate the Closing if all of the conditions in Sections 6.1 and 6.2 were satisfied or waived (or, to the extent any such condition is to be satisfied by a delivery from Regency at Closing, Regency is prepared to so deliver same). It is accordingly agreed that Regency and Merger Sub shall be entitled to an injunction or injunctions to prevent breaches of Section 5.10 and to enforce specifically the terms and provisions hereof associated with Section 5.10 and Closing, this being in addition to any other remedy to which they are entitled at law or in equity.
     Section 10.15 Consent to Jurisdiction and Venue. Each of the Parties (i) consents to submit itself to the personal jurisdiction of any federal or state court located in Houston, Texas if any dispute arises out of this Agreement or any of the transactions contemplated herein, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated herein in any court other than any federal or state court sitting in Houston, Texas.
[Signature Page Follows]

     The Parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

CDM RESOURCE MANAGEMENT, LTD By: CDM OLP GP, LLC, General Partner By: CDMR Holdings, LLC, Sole Member
By:	/s/ Randall H. Dean
Name: Randall H. Dean
Title: President

CDM OLP GP, LLC By: CDMR Holdings, LLC, Sole Member
By:	/s/ Randall H. Dean
Name: Randall H. Dean
Title: President

CDMR HOLDINGS, LLC
By:	/s/ Randall H. Dean
Name: Randall H. Dean
Title: President

REGENCY ENERGY PARTNERS LP By: REGENCY GP LP, its general partner By: REGENCY GP LLC, a general partner
By:	/s/ Charles M. Davis, Jr.
Name: Charles M. Davis, Jr.
Title: Senior Vice President

ADJHR, LLC
By:	/s/ William E. Joor, III
Name: William E. Joor, III
Title: Vice President and Secretary

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